Exhibit 10.25

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AUTONAVI HOLDINGS LTD.,

AUTONAVI INVESTMENT LTD.,

AUTONAVI (USA) COMPANY,

AUTONAVI ACQUISITION SUB COMPANY,

ALOHAR MOBILE INC.

and

Jun Ye, as the Stockholder Representative

Dated as of September 13, 2013

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

TABLE OF CONTENTS

ARTICLE I

THE MERGER

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO PARENT, HOLDCO AND SUB

ARTICLE V

ADDITIONAL AGREEMENTS

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01	Conditions to Each Party’s Obligation To Effect The Merger	46
Section 6.02	Conditions to Obligations of Parent, Holdco Parent, Holdco and Sub	46
Section 6.03	Conditions to Obligations of the Company	47

ARTICLE VII

TERMINATION

Section 7.01	Termination	47
Section 7.02	Effect of Termination	48

ARTICLE VIII

INDEMNIFICATION

ARTICLE IX

GENERAL PROVISIONS

Annexes, Exhibits & Letters

Annexes

(1)                                 Index of Defined Terms

(2)                                 Schedule of Bound Parties

Exhibits

(A)                               Form of Stockholder Written Consent

(B)                               Form of Escrow Agreement

(C)                               Form of General Release

(D)                               Form of Employment Agreements

(E)                               Form of Confidentiality and Restrictive Covenant Agreement

(F)                                Form of Restricted Share Unit Agreement

(G)                              Form of Certificate of Merger

(H)                              Form of Letter of Transmittal

(I)                                   Foreign Investment in Real Property Tax Act Certificate

(J)                                 Form of Restrictive Shares Agreement

Letters

Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 13, 2013, among AutoNavi Holdings Limited, a Cayman Islands exempt company (“Parent”), AutoNavi Investment Ltd., a British Virgin Islands company limited by shares and wholly owned subsidiary of Parent (“Holdco Parent”), AutoNavi (USA) Company, a Delaware corporation and wholly owned subsidiary of Holdco Parent (“Holdco”, and together with Parent and Holdco Parent, the “Parent Companies”), AutoNavi Acquisition Sub Company, a Delaware corporation and wholly owned subsidiary of Holdco (“Sub”), Alohar Mobile Inc., a Delaware corporation (the “Company”) and Jun Ye, as representative of the Company Equityholders (the “Stockholder Representative”).

WHEREAS, the respective boards of directors of Parent, Holdco Parent, Holdco, Sub and the Company have approved and declared advisable and in the best interests of their respective stockholders, this Agreement and the merger (the “Merger{xe “Merger”}”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby (i) Sub will merge with and into the Company, with the Company continuing as the surviving corporation, (ii) immediately prior to the Effective Time, each issued share of Series A Preferred Stock, par value $0.000001 per share, of the Company (the “Company Preferred Stock) not owned by Parent, Holdco Parent, Holdco, Sub or the Company will be converted into one issued share of Common Stock, par value $0.000001 per share, of the Company (the “Company Common Stock) pursuant to the certificate of incorporation of the Company and Section 5.16 of this Agreement, (iii) each issued share of the Company Common Stock (including shares of Company Common Stock issued upon the conversion of shares of the Company Preferred Stock) not owned by the Company Founders, Parent, Holdco Parent, Holdco, Sub or the Company shall be converted into the right to receive the Non-Founder Per Share Merger Consideration in accordance with the terms hereof and (iv) each issued share of the Company Common Stock (including shares of Company Common Stock issued upon the conversion of shares of the Company Preferred Stock) not owned by the Non-Founders, Parent, Holdco Parent, Holdco, Sub or the Company shall be converted into the right to receive the Company Founder Per Share Merger Consideration in accordance with the terms hereof;

WHEREAS, following the submission of this Agreement to the holders of the Company Common Stock, within forty-eight (48) hours following the execution and delivery of this Agreement, and as an inducement to the willingness of Parent, Holdco and Sub to enter into this Agreement, an irrevocable action by written consent, substantially in the form set forth in Exhibit (A), of the holders of (i) a majority of the issued and outstanding shares of the Company Common Stock and the Company Preferred Stock voting together, (ii) all of the issued and outstanding shares of the Company Common Stock and (iii) a majority of the issued and outstanding shares of the Company Preferred Stock in accordance with and pursuant to applicable Law and the organizational documents of the Company (the “Written Consents”), which Written Consents shall constitute the Company Stockholder Approval, will be delivered to Parent, and pursuant to such Written Consents, the signatories thereto have (i) approved and adopted this Agreement, (ii) consented to the transactions contemplated herein and (iii) expressly waived any rights to appraisal pursuant to applicable Law for such capital stock (to the extent a right of appraisal exists thereon);

WHEREAS, following submission of this Agreement to Holdco, the sole stockholder of Sub, and concurrently with the execution and delivery of this Agreement, Holdco, as sole stockholder of Sub, has approved and adopted this Agreement and consented to the transactions contemplated hereby;

WHEREAS, in order to facilitate the consummation of the Merger and the transactions contemplated by this Agreement, Parent and the Company have entered into a Loan Agreement dated of even date herewith, pursuant to which Parent will provide a loan to the Company in the amount of $520,000 concurrently with the execution of this Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01                             The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The term “Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

Section 1.02                             Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Ave # 1100, Palo Alto, California 94301 at 9:00 a.m. (local time) on the second Business Day following the date of satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.03                             Deliverables at Closing. On or prior to the Closing:

(a)                                  each of Parent, the Escrow Agent and the Stockholder Representative shall deliver to the others a duly executed copy of the Escrow Agreement in the form attached hereto as Exhibit (B) (“Escrow Agreement”);

(b)                                 the Company shall deliver to Parent either evidence of removal of, or written resignations in the form agreed to by Parent, effective as of the Closing, of each director of Company other than those Parent shall have specified in writing at least one (1) day prior to the Closing Date;

(c)                                  the Company shall deliver to Parent a general release duly executed by the Company and each of parties set forth on Section 1.03(c) of the Company Disclosure Letter in the form attached hereto as Exhibit (C);

(d)                                 the Company shall deliver to Parent a duly authorized, approved and executed employment agreements with each of the Company Founders, David Smiddy, Yun Fu, Marlene Wu and Jason Chalecki in the form attached hereto as Exhibit (D) (the “Employment Agreements”), except in the event of death or disability of any such individual;

(e)                                  the Company shall deliver to Parent a Confidentiality and Restrictive Covenant Agreement duly executed by each of the Bound Parties (as set forth on Annex (2) of this Agreement) in the form attached hereto as Exhibit (E), dated as of the Closing Date;

(f)                                   the Company shall deliver evidence reasonably satisfactory to Parent of the termination of the Contracts set forth on Section 1.03(f) of the Company Disclosure Letter effective as of the Effective Time;

(g)                                  the Company shall deliver evidence reasonably satisfactory to Parent of the conversion of all of the outstanding shares of the Company Preferred Stock to such number of fully paid and non-assessable shares of issued and outstanding Company Common Stock pursuant to the organizational documents of the Company and Section 5.16 of this Agreement so that, as of immediately prior to the Effective Time, (i) there shall be no shares of the Company Preferred Stock outstanding and (ii) each former holder of shares of the Company Preferred Stock shall hold the same number of shares of the Company Common Stock;

(h)                                 the Company shall deliver the certificate set forth in Section 5.08(g);

(i)                                     each of Parent, the Paying Agent and the Stockholder Representative shall deliver to the others a duly executed copy of the Paying Agent Agreement;

(j)                                    duly executed agreement reasonably satisfactory to Parent by employees of the Company relating to the cancellation of the unvested portions of the options that were granted to them in June 2013;

(k)                                 a certificate, executed on behalf of the Company by an authorized officer of the Company and dated as of the Closing Date, as to the satisfaction of the conditions set forth in Section 6.02 hereof; and

(l)                                     at least two days prior to the Closing, the Company shall deliver an updated Section 2.02(c) of the Company Disclosure Letter setting forth the Legal Fees, which, to the extent necessary, may be further updated by the Company on the Closing Date to reflect the actual amount owed on such date.

Section 1.04                             Effective Time. At or immediately following the Closing, the parties hereto shall file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit (G) executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.05                             Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

Section 1.06                             Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to be the same as the certificate of incorporation of Sub (except that the name of the Surviving Corporation shall remain Alohar Mobile Inc.) as set forth in an exhibit attached to the Certificate of Merger, at the Effective Time, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law. The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

Section 1.07                             Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.08                             Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

Section 2.01                             Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company Common Stock, the Company Preferred Stock or any shares of capital stock of Sub:

(a)                                 Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation which shall, immediately following completion of the Merger, constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock. Each share of the Company Common Stock that is owned, directly or indirectly, by the Company, Parent, Holdco Parent, Holdco or Sub, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Conversion of Company Common Stock. Each issued and outstanding share of the Company Common Stock held by the Company Founders shall be canceled and converted into the right to receive the Company Founder Per Share Merger Consideration, without interest, to be paid in accordance with Section 2.05(a) and the Escrow Agreement. Each issued and outstanding share of the Company Common Stock held by the Non-Founders shall be canceled and converted into the right to receive the Non-Founder Per Share Merger Consideration, without interest, to be paid in accordance with Section 2.05(a) and the Escrow Agreement. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except (other than Appraisal Shares) the right following the surrender of such certificate to receive the applicable Per Share Merger Consideration in accordance with Section 2.05(a) and the Escrow Agreement, without interest.

(d)                                 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a holder who has not voted to adopt this Agreement or consented thereto in writing and has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the applicable Per Share Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest thereon, the applicable Per Share Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, in its sole discretion, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02          Merger Consideration and Retention Payments.

(a)                                 Base Consideration. On the Closing Date and immediately following the Effective Time, Parent shall pay, or cause to be paid, in immediately available funds (i) to the Paying Agent by wire transfer to a bank account that has been designated in writing by the Paying Agent at least two (2) Business Days prior to the Closing Date the amount of cash equal to the sum of the aggregate amount of the Company Founders’ Closing Consideration and the Financial Investors’ Closing Payment less the sum of the portion of the Aggregate Option Payment that is payable to the Company Founders and the amount of the Other Employee’s Company Founders’ Closing Consideration, (ii) to, or on behalf of, the Surviving Corporation by wire transfer to a bank account that has been designated by the Surviving Corporation at least two (2) Business Days prior to the Closing Date the amount of cash equal to the sum of the portion of the Aggregate Option Payment that is payable to the Company Founders, the amount of the Other Employee’s Company Founders’ Closing Consideration and the Legal Fees, and (iii) to the Escrow Agent by wire transfer to the bank account that has been designated by the Escrow Agent at least two (2) Business Days prior to the Closing Date, the Escrow Amount, which amount shall constitute the escrow fund (the “Escrow Fund”) and be held by the Escrow Agent subject to the terms of the Escrow Agreement and this Article II.

(b)                                 Retention Payments. Within three (3) Business Days following the Closing Date, Retention Payments shall be granted in the form of restricted share units under the Parent’s 2012 Share Incentive Plan to the persons, with the equivalent aggregate dollar values (based on the closing price of Parent’s American depositary shares (“ADSs”) on the Business Day immediately prior to the Closing Date) and with the vesting commencement dates set forth on Section 2.02(b) of the Company Disclosure Letter (such persons, collectively, the “Management and Employees”). Any restricted share units granted pursuant to this Section 2.02(b) that vest will be settled in cash pursuant to the terms of Parent’s 2012 Share Incentive Plan and a restricted share unit agreement in the form attached hereto as Exhibit (F). With respect to the Company Founders, one eighth (1/8) of such restricted share units (each, a “Founder Installment”) will vest at the end of each adjacent three-month period following the Closing Date with the first three-month period starting on the date immediately after the Closing Date and ending on the three-month anniversary of the Closing Date. With respect to the Management and Employees who are not Company Founders, the vesting of such restricted share units will be (each vesting, an “Employee Installment”) determined by such individual’s vesting commencement date and a standard four-year monthly vesting schedule with a one-year cliff set forth on Section 2.02(b) of the Company Disclosure Letter. Except as set forth in this Section 2.02(b), vesting of each Founder Installment and Employee Installment shall be contingent upon the recipient’s continued employment with the Surviving Corporation or Parent through the relevant vesting date. Notwithstanding the foregoing and subject to the affected individual’s continued compliance with the Confidentiality and Restrictive Covenant Agreement (if applicable), restricted share units granted to certain of the individuals listed in Section 2.02(b) of the Company Disclosure Letter (as noted therein) shall vest immediately pursuant to this Section 2.02(b) in the event (i) the Surviving Corporation or Parent terminates such individual’s employment with the Surviving Corporation or Parent without Cause or (ii) such individual terminates employment with the Surviving Corporation or Parent for Good Reason.

(c)                                  Definitions. For the purposes of this Agreement:

“Aggregate Escrow Release Amount” means the aggregate portion of the Escrow Amount that is released to the Company Equityholders from the Escrow Fund, which, for the avoidance of doubt, shall include all amounts released upon the final resolution of all unresolved claims against the Escrow Fund made pursuant to this Agreement and the Escrow Agreement on or prior to the Release Date.

“Aggregate Option Exercise Price” means the aggregate amount that would have been received by the Company if each Option in existence immediately prior to the Effective Time had been exercised as of such time.

“Aggregate Option Payment” means the aggregate amount of all Option Payments payable to the Company Equityholders set forth in Section 2.04.

“Aggregate Retention Payment Amount” means $7,850,000.

“Base Consideration” means $32,800,000 minus the Legal Fees.

“Cause” means an individual’s (i) failure to substantially perform his or her duties or responsibilities as an employee of the Surviving Corporation (other than a failure resulting from such individual’s disability) after written notice thereof from the Surviving Corporation describing in reasonable detail such individual’s failure to perform such duties or responsibilities and his or her failure to remedy the same within twenty-one (21) days of receiving written notice; provided that if such failure has materially and adversely affected the Surviving Corporation or its affiliates, the individual shall not have the right to cure such conduct; (ii) engaging in negligent conduct that was or is materially injurious to the Surviving Corporation or its affiliates; (iii) violation of a federal or state law or regulation applicable to the business of the Surviving Corporation or its affiliates; (iv) breach of the terms of any confidentiality agreement, restrictive covenant agreement, or invention assignment agreement between such individual and the Surviving Corporation (or any affiliate of the Surviving Corporation); or (v) conviction of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Surviving Corporation or its affiliates.

“Company Founders” means Sam Song Liang, Chenyu Wang and Alvin Lau.

“Company Founder Escrow Release Amount” means the greater of (i) zero and (ii) (a) the Company Founder Escrow Holdback Amount minus (b) all amounts released from the Escrow Fund to the Parent Indemnitees in respect of indemnifiable Losses upon the final resolution of all claims against the Escrow Fund pursuant to this Agreement and the Escrow Agreement.

“Company Founder Escrow Holdback Amount” means an amount equal to the product of (i) the aggregate Percentage Ownership of the Company Founders multiplied by (ii) the Escrow Amount.

“Company Founder Per Share Portion{xe “Per Share Portion”}” means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after the conversion of the shares of the Company Preferred Stock into shares of the Company Common Stock) held by the Company Founders and (ii) the number of shares of Company Common Stock that would have been issued if each Option held by the Company Founders in existence immediately prior to the Effective Time had been exercised as of such time. For the avoidance of doubt, the foregoing calculations shall in all instances take into account the Appraisal Shares.

“Company Founder Per Share Merger Consideration” means cash in an amount equal to the sum of (i) the product of (a) (1) the Base Consideration, minus (2) the Escrow Amount, plus (3) the Aggregate Option Exercise Price multiplied by (b) the Overall Per Share Portion, plus (ii) the product of (a) the Company Founder Escrow Release Amount multiplied by (b) the Company Founder Per Share Portion; provided, however, that unless and until the Company Founder Escrow Release Amount is released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement, the Company Founders shall have no rights with respect to the Company Founder Escrow Release Amount prior to such time (other than with respect to rights for exercise by the Stockholder Representative).

“Escrow Amount” means $6,560,000.

“Good Reason” mean an individual’s resignation within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without such individual’s consent: (i) a material reduction of such individual’s base salary, except for reductions that are in proportion to any salary reduction program approved by the board of directors that affects a majority of the senior executives of the Surviving Corporation; provided, however, that a reduction of 10% or less will in no instance be deemed material; (ii) a material change in the geographic location at which such individual must perform services (for purposes hereof, the relocation of such individual to a facility or a location less than fifty (50) miles from such individual’s then-present location or a temporary relocation of such individual to China for no more than an aggregate of ninety (90) days in any calendar year shall not be considered a material change in geographic location); or (iii) any material breach with respect to such individual employee by Parent or the Surviving Corporation of any material provision of this Section 2.02 or Section 2.06(b). Such individual shall not resign for Good Reason without first providing the Surviving Corporation with written notice of the acts or omissions constituting the grounds for “Good Reason” within twenty-five (25) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice. In no instance will a resignation by such individual be deemed to be for Good Reason if it becomes effective more than seventy (70) days following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

“Legal Fees” means the amount set forth in Section 2.02(c) of the Company Disclosure Letter that is equal to all accrued or contingent legal fees and expenses (paid or unpaid) incurred by the Company as of the Closing Date in connection with the Transactions (as may be supplemented prior to the Closing).

“Non-Founder” means any Company Equityholder that is not a Company Founder.

“Non-Founder Escrow Release Amount” means the Aggregate Escrow Release Amount minus the Company Founder Escrow Release Amount.

“Non-Founder Per Share Merger Consideration” means cash in an amount equal to the sum of (i) the product of (a) (1) the Base Consideration, minus (2) the Escrow Amount, plus (3) the Aggregate Option Exercise Price multiplied by (b) the Overall Per Share Portion, plus (ii) the product of (a) the Non-Founder Escrow Release Amount multiplied by (b) the Non-Founder Per Share Portion; provided, however, that unless and until the Non-Founder Escrow Release Amount is released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement, the Non-Founders shall have no rights with respect to the Non-Founder Escrow Release Amount prior to such time (other than with respect to rights for exercise by the Stockholder Representative).

“Non-Founder Per Share Portion means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after the conversion of the shares of the Company Preferred Stock into shares of the Company Common Stock) held by the Non-Founders and (ii) the number of shares of Company Common Stock that would have been issued if each Option held by the Non-Founders in existence immediately prior to the Effective Time had been exercised as of such time. For the avoidance of doubt, the foregoing calculations shall in all instances take into account the Appraisal Shares.

“Option Payment” means, with respect to an Option, an amount in cash equal to the product of (i) the excess of (a) the Per Share Closing Consideration over (b) the exercise price per share of such Option, and (ii) the number of shares of Company Common Stock subject to such Option as of immediately prior to the Effective Time.

“Overall Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after the conversion of the shares of the Company Preferred Stock into shares of the Company Common Stock) and (B) the number of shares of Company Common Stock that would have been issued if each Option in existence immediately prior to the Effective Time had been exercised as of such time. For the avoidance of doubt, the foregoing calculations shall in all instances take into account the Appraisal Shares.

“Per Share Closing Consideration” means cash in an amount equal to the product of (A) (1) the Base Consideration, minus (2) the Escrow Amount, plus (3) the Aggregate Option Exercise Price and (B) the Overall Per Share Portion.

“Per Share Merger Consideration{xe “Per Share Merger Consideration”}” means, with respect to a Company Founder or a share of Company Common Stock or Options held by a Company Founder, the Company Founder Per Share Merger Consideration, and with respect to a Non-Founder or a share of Company Common Stock or Options held by a Non-Founder, the Non-Founder Per Share Merger Consideration.

“Percentage Ownership” means (A) with respect to each person that immediately prior to the Effective Time held shares of Company Common Stock (including shares of Company Common Stock issued upon conversion of Company Preferred Stock as contemplated herein), the product of (i) the number of shares of Company Common Stock held by such person as of such time and (ii) the Overall Per Share Portion, and (B) with respect to each person that immediately prior to the Effective Time held Options, the product of (1) the number of shares of Company Common Stock that would have been issued to such person if all such Options were exercised as of such time and (2) the Overall Per Share Portion. For the avoidance of doubt, with respect to any person, Percentage Ownership will be determined by taking into account such person’s aggregate ownership of shares of Company Common Stock and Options.

“Retention Payments” means the Aggregate Retention Payment Amount which shall be granted in the form of restricted share units pursuant to Section 2.02(b) of this Agreement.

Section 2.03          Escrow Agreement and Paying Agent Agreement.

(a)                                 Following the date hereof and at least ten (10) Business Days prior to the Closing Date, Parent shall select an escrow agent reasonably satisfactory to the Company and the Stockholder Representative, to act as escrow agent (the “Escrow Agent”) in accordance with the terms of this Agreement and the Escrow Agreement. On the Closing Date, Parent, the Company and the Stockholder Representative shall enter into the Escrow Agreement with the Escrow Agent. No later than two Business Days after the Closing Date, Parent or Holdco shall fund the Escrow Agent the Escrow Amount.

(b)                                 Following the date hereof and at least ten (10) Business Days prior to the Closing Date, the Company and the Stockholder Representative shall jointly select a paying agent reasonably satisfactory to Parent to serve as paying agent for purposes of this Agreement (the “Paying Agent”) pursuant to a paying agent agreement in customary form reasonably satisfactory to Parent and the Company (the “Paying Agent Agreement”) for purposes of exchanging Certificates for the payments set forth in Section 2.05 hereunder and payment of the portion of the Aggregate Option Payment that is payable to the Financial Investors. All fees and expenses of the Paying Agent shall be borne by the Company, and the Paying Agent Agreement shall be in form and substance reasonably satisfactory to Parent and the Stockholder Representative. On the Closing Date and immediately following the Effective Time, Parent shall pay, or cause to be paid, in immediately available funds to the Paying Agent by wire transfer to a bank account that has been designated in writing by the Paying Agent at least two (2) Business Days prior to the Closing Date the amount of cash equal to the sum of the aggregate amount of the Company Founders’ Closing Consideration and the Financial Investors’ Closing Payment less the sum of the portion of the Aggregate Option Payment that is payable to the Company Founders and the amount of the Other Employee’s Company Founders’ Closing Consideration.

Section 2.04          Company Stock Options. Prior to the Effective Time, the Company shall take all reasonably necessary or appropriate actions (and provide reasonable evidence thereof to Parent at Closing) providing for the cancellation, immediately after the Effective Time, of each Option then outstanding, at which time each holder of one or more Options shall become entitled to receive from the Surviving Corporation or the Paying Agent, as applicable, with respect to each Option held by such holder immediately prior to the Effective Time (whether or not vested at such time), an amount in cash equal to the product of (a) the excess of (i) the applicable Per Share Merger Consideration over (ii) the exercise price per share of such Option, and (b) the number of shares of the Company Common Stock subject to such Option, less applicable withholding Taxes (the “Option Consideration”). The Surviving Corporation shall promptly, but no later than ten (10) Business Days following the Closing Date, pay to the Other Employee and each Company Founder that held Options immediately prior to the Effective Time the Option Payment in respect of such holder’s Options, less applicable withholding Taxes and any amounts deferred pursuant to Section 2.06. The Paying Agent shall promptly, but no later than ten (10) Business Days following the Closing Date, pay to each Financial Investor that held Options immediately prior to the Effective Time the Option Payment in respect of such holder’s Options. Immediately after the Effective Time, all Options shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right in connection with the surrender of such Option to receive the applicable Option Consideration, payable in accordance with Section 2.03(b), this Section 2.04 and the Escrow Agreement. The Surviving Corporation, shall make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to holders of Options under this Section 2.04.

Section 2.05          Exchange of Certificates.

(a)                                 Exchange Procedures. As soon as reasonably practicable after the date hereof, the Company shall provide to each holder of certificates that immediately prior to the Effective Time represented outstanding shares of the Company Common Stock or Company Preferred Stock (other than holders of Appraisal Shares), as the case may be (collectively, the “Certificates”) (i) a letter of transmittal in the form of Exhibit (H) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate representing shares of the Company Common Stock or the Company Preferred Stock for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal, and subject to Sections 2.05(d) and 2.06, the holder of such Certificate shall be entitled to receive in exchange therefor, as promptly as practicable following the Effective Time, an amount of cash in U.S. dollars equal to the product of (i) the Per Share Closing Consideration and (ii) the number of shares of the Company Common Stock or Company Preferred Stock (as the case may be) that were represented by such Certificate immediately prior to the Effective Time, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.05(a), (i) each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Per Share Merger Consideration, payable in accordance with Section 2.01(c), this Section 2.05(a), Section 2.06 and the Escrow Agreement. No interest will be paid or will accrue on any payment to holders of the Certificates pursuant to this Article II.

(b)                                 No Further Ownership Rights in the Company Common Stock. All cash paid upon the surrender of the Certificates or deposited with the Escrow Agent in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock previously represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(c)                                  Withholding Rights. Each of Parent, Holdco Parent, Holdco, the Paying Agent, the Escrow Agent and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any payment to holders of the Company Common Stock or Options pursuant to this Agreement and the Escrow Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Options in respect of which Parent, Holdco Parent, Holdco, the Paying Agent, the Escrow Agent or the Surviving Corporation, as the case may be, made such deduction or withholding.

(d)                                 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (the “Lost Certificate Affidavit”) of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, Holdco Parent or Holdco, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall be directed to pay, in exchange for such Lost Certificate Affidavit, the Per Share Closing Consideration, to such person in respect of the shares of the Company Common Stock or Company Preferred Stock, represented by such lost, stolen or destroyed Certificate as contemplated by this Article II.

(e)                                  Unclaimed Merger Consideration. If and to the extent any holder of Company Common Stock fails to deliver an executed Letter of Transmittal and the related Certificate or Lost Certificate Affidavit to the Paying Agent prior to the date on which the Escrow Agreement terminates, any funds received by the Paying Agent that are payable to such holder in respect of such holder’s shares of Company Common Stock shall be promptly delivered to the Surviving Corporation by the Paying Agent, and such holder shall look only to the Surviving Corporation for payment of such amounts. Each holder of Company Common Stock who prior to such date delivers to the Paying Agent a duly completed and executed Letter of Transmittal and surrenders the related Certificate or Lost Certificate Affidavit shall look only to the Paying Agent for satisfaction of any claims related to the applicable Per Share Merger Consideration (except to the extent the Paying Agent has returned such funds to the Surviving Corporation as contemplated above, in which case such holder shall only look to the Surviving Corporation as contemplated above). Any interest, dividends or other income earned on the investment of cash held by the Paying Agent, together with all tax and other liabilities associated therewith, shall be for the account of the Surviving Corporation. Upon delivery of a properly executed Letter of Transmittal, and the surrender of a Certificate to the Surviving Corporation or Paying Agent, as applicable, together with such other documents as may reasonably be required by the Surviving Corporation or Paying Agent, as applicable, such holder shall be entitled to receive in exchange therefor the applicable cash, without any interest thereon.

Section 2.06          Financial Investors and Company Founders.

(a)                                 Company Founders’ Closing Payment. Notwithstanding anything to the contrary in this Article II (other than with respect to Retention Payments pursuant to Section 2.02(b) of this Agreement), each of the Company Founders and the individual listed on Section 2.06 of the Company Disclosure Letter (the “Other Employee”) shall only be entitled to receive, pursuant to Section 2.01(c), Section 2.04, and this Section 2.06 of this Agreement, and subject to Section 2.05(a) of this Agreement, an aggregate amount of cash in U.S. dollars equal to such Company Founder or Other Employee’s Company Founders’ Closing Consideration.

(b)                                 Company Founders’ Deferred Payment. In addition, each of the Company Founders and the Other Employee shall (i) receive, and Parent shall cause the Surviving Corporation to pay to such Company Founder or the Other Employee, as applicable, 50% of his Company Founder’s Deferred Payment in cash in eight equal installments at the end of each adjacent three-month period with the first three-month period starting on the date immediately after the Closing Date and (ii) receive from Parent 50% of his Company Founders’ Deferred Payment in ordinary shares of Parent. The number of ordinary shares to be granted shall be granted within three (3) Business Days of the Closing Date and be calculated by (A) dividing 50% of the Company Founder’s Deferred Payment by the 30 day average closing price of the ADSs of Parent as of the day before the Closing Date and then (B) multiplying by Parent’s then-current ratio of ordinary shares to ADSs (which, for the avoidance of doubt, is four (4) as of the date hereof). The ordinary shares granted to each Company Founder and Other Employee pursuant to this Section 2.06(b) shall be subject to forfeiture and shall vest, subject to the recipient’s continued employment with the Surviving Corporation through the applicable vesting date, in eight equal installments at the end of each adjacent three-month period with the first three-month period starting on the date immediately after the Closing Date. Notwithstanding the foregoing, the ordinary shares granted to a particular Company Founder or Other Employee pursuant to this Section 2.06(b) shall vest immediately in the event (i) the Surviving Corporation or Parent terminates such individual’s employment with the Surviving Corporation or Parent without Cause or (ii) such individual terminates employment with the Surviving Corporation or Parent for Good Reason. Prior to each vesting date, Parent shall take all reasonable actions to assist the Company Founders and Other Employee with the required processes and documentation to effect the conversion of their vested ordinary shares into Parent’s ADSs immediately after such vesting date. Parent and each of the Company Founders and the Other Employee shall enter into a restrictive shares agreement in the form attached hereto as Exhibit (J) setting forth the aforementioned terms and conditions and any other additional terms and conditions in connection with the issuance of such ordinary shares. For purposes of determining the order in which the holdback of a Company Founder’s Deferred Payment will be deemed to reduce the amounts otherwise payable to such Company Founder or the Other Employee pursuant to Section 2.01(c) and Section 2.04 of this Agreement, such Company Founder’s Deferred Payment shall be deemed to first reduce the amounts, if any, otherwise payable to such Company Founder or the Other Employee, as applicable, pursuant to Section 2.01(c) of this Agreement and second (and to the extent necessary) the amounts, if any, otherwise payable to such Company Founder or the Other Employee, as applicable, pursuant to Section 2.04 of this Agreement.

(c)                                  Notwithstanding anything else in this Agreement or in any restricted share award agreement or similar agreement entered into in connection with the shares received pursuant to Section 2.06(b), the parties hereto agree to treat all Company Founder’s Deferred Payments in cash and restricted shares made pursuant to Section 2.06(b) as amounts paid in exchange for capital assets (in accordance with Situation 3 of Revenue Ruling 2007-49 with respect to the restricted shares received), provided that the related Company Common Stock is held as a capital asset by the Company Founder or Other Employee and provided that the Company Founder or Other Employee files a valid election under Section 83(b) of the Code with respect to the restricted shares received. The parties shall file all Tax Returns consistent with, and shall not otherwise take any position inconsistent with, such treatment.

(d)                                 Definitions. For purposes of this Agreement:

“Company Founders’ Deferred Payment” means, with respect to a Company Founder or the Other Employee, the (i) aggregate amount of cash in U.S. dollars that such Company Founder or the Other Employee, as applicable, is entitled to receive pursuant to Section 2.01(c) and Section 2.04 of this Agreement (without giving effect to this Section 2.06), through payment by the Surviving Corporation or the Paying Agent of (A) the Option Payment in respect of each Option owned by such Company Founder or the Other Employee, as applicable, and (B) the Per Share Closing Consideration in respect of each share of Company Common Stock owned by such Company Founder or the Other Employee, as applicable, minus (ii) such Company Founder or the Other Employee’s Company Founders’ Closing Consideration.

“Company Founders’ Closing Consideration” means, with respect to a Company Founder or the Other Employee, an amount equal to the product of (A) such Company Founder or the Other Employee’s Company Founders’ Relative Pro Rata Share multiplied by (B) the Financial Investors’ Closing Payment.

“Company Founders’ Relative Pro Rata Share” means, with respect to a Company Founder or the Other Employee, a fraction, (i) the numerator of which is the aggregate amount of cash in U.S. dollars that such Company Founder or the Other Employee, as applicable, is otherwise entitled to receive pursuant to Section 2.01(c) and Section 2.04 of this Agreement (without giving effect to this Section 2.06), through payment by the Surviving Corporation or the Paying Agent of (A) Option Payment in respect of each Option owned by such Company Founder or the Other Employee, as applicable, and (B) the Per Share Closing Consideration in respect of each share of Company Common Stock owned by the Company Founder or Other Employee, and (ii) the denominator of which is the aggregate amount of cash in U.S. dollars that all Company Founders and the Other Employee are otherwise entitled to receive pursuant to Section 2.01(c) and Section 2.04 of this Agreement (without giving effect to this Section 2.06), through payment by the Surviving Corporation or the Paying Agent of (A) the Option Payment in respect of each Option owned by the Company Founders and the Other Employee and (B) the Per Share Closing Consideration in respect of each share of Company Common Stock owned by the Company Founders and the Other Employee.

“Financial Investors” means the persons set forth on Section 2.06 of the Company Disclosure Letter.

“Financial Investors’ Closing Payment” means the aggregate amount of cash in U.S. dollars that the Financial Investors are entitled to receive pursuant to Section 2.01(c) and Section 2.04 of this Agreement, through payment by the Surviving Corporation or the Paying Agent of (i) the Option Payment in respect of each Option owned by the Financial Investors and (ii) the Per Share Closing Consideration in respect of each share of Company Common Stock owned by the Financial Investors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Holdco Parent, Holdco and Sub as set forth below, except as set forth on a referenced Section of the Company Disclosure Letter:

Section 3.01          Organization, Standing and Power.

(a)                                 The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its material properties and assets and to conduct its businesses in all material respects as presently conducted. The Company is duly qualified or authorized to do business as a foreign corporation in, and is in good standing under the Laws of (to the extent such concept (or similar concept) is recognized in such jurisdiction), each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or authorization necessary, except for such failures to be so qualified, authorized or in good standing (to the extent such concept (or similar concept) is recognized in such jurisdiction) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to, and in full force and effect as of, the date of this Agreement (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to, and in full force and effect as of, the date of this Agreement (as so amended, the “Company Bylaws”), and, other than the foregoing, there are no organizational documents applicable to or binding upon the Company.

Section 3.02          Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 3.03          Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of the Company Common Stock and 7,080,808 shares of the Company Preferred Stock. As of the date of this Agreement, (i) 11,549,000 shares of the Company Common Stock are issued and outstanding and are owned of record by the holders and in the amounts set forth on Section 3.03 of the Company Disclosure Letter, (ii) 6,891,982 shares of the Company Preferred Stock are issued and outstanding (for the avoidance of doubt, immediately prior to the Closing, all of the 6,891,982 shares of the Company Preferred Stock shall be converted to 6,891,982 shares of issued and outstanding shares of the Company Common Stock pursuant to the organizational documents of the Company and Section 5.16 of this Agreement so that, as of immediately prior to the Effective Time, there shall be no shares of the Company Preferred Stock outstanding) and are owned of record by the holders and in the amounts set forth on Section 3.03 of the Company Disclosure Letter, and (iii) 1,791,576 shares of the Company Common Stock are subject to outstanding Options and 820,921 additional shares of the Company Common Stock are reserved and available for issuance pursuant to the Option Plan. Section 3.03 of the Company Disclosure Letter sets forth (i) for issued and outstanding Company Common Stock and Company Preferred Stock as of the date of this Agreement: the record holders of such stock and the number of such stock held by each such holder and (ii) for each Option: the record holder, the number of shares of the Company Common Stock issuable upon exercise, the exercise price, the grant date, the expiration date, and the vesting schedule (as applicable). Each Option has been granted with an exercise price no less than the fair market value of the underlying shares on the date of grant, and no grants of Options involved any intentional “back dating,” “forward dating” or similar practices with respect to the effective date of grant. All outstanding shares of the Company Common Stock and the Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in Section 3.03 of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound, at any time or upon the occurrence of certain events, (i) obligating the Company to purchase, issue, deliver or sell, or cause to be purchased, issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. Except as set forth on Section 3.03 of the Company Disclosure Letter, there are no agreements to which the Company is a party, or to the knowledge of the Company, among the holders of the Company Common Stock or Company Preferred Stock, with respect to the voting of the Company Common Stock or Company Preferred Stock. Except as set forth on Section 3.03 of the Company Disclosure Letter, the Company is not a party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, repurchase, redemption, sale, transfer or other acquisition or disposition of any shares of capital stock or other equity interests of the Company.

Section 3.04          Authority; Execution and Delivery; Enforceability.

(a)                                 The Company has all requisite power and authority to execute and deliver this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate specifically referred to in this Agreement to be executed by the Company in connection with the consummation of the Transactions (collectively, the “Company Documents”) and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of the Company Documents and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action on the part of the Company, subject to receipt of the Company Stockholder Approval (which approval will occur and be delivered to Parent immediately following the execution of this Agreement by the Company). The Company has duly and validly executed and delivered this Agreement, and will duly and validly execute and deliver each of the other Company Documents, and this Agreement constitutes, and each of the other Company Documents when executed and delivered (assuming the due authorization, execution and delivery by the other parties hereto and thereto) will constitute, in each case, legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms of each such Company Document, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or limitations on enforceability by general principles of equity.

(b)                                 The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the other Company Documents and the Transactions, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.

(c)                                  The only vote of holders of any class or series of capital stock or any other equity interests of the Company necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of (i) a majority of the issued and outstanding shares of the Company Common Stock and the Company Preferred Stock voting together and (ii) a majority of the issued and outstanding shares of the Company Preferred Stock (the “Company Stockholder Approval”) by written consent or vote which shall be sufficient to satisfy the requirements for such adoption by the majority of the issued and outstanding shares of the Company Common Stock and the Company Preferred Stock required in accordance with the DGCL and the Company’s organizational documents, and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement or the other Company Documents or the consummation of the Transactions. Other than the Company Stockholder Approval, no other vote of the holders of any class or series of Company’s capital stock is required under the DGCL, any Material Contract, or the Company’s organizational documents to approve the Merger. The Written Consent delivered immediately following the execution of this Agreement constitutes the approval and adoption of this Agreement by the requisite number of the Company stockholders pursuant to the DGCL and the Company’s organizational documents and constitutes the Company Stockholder Approval.

Section 3.05          No Conflicts; Consents.

(a)                                 Except as set forth on Section 3.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the other Company Documents do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment or acceleration under, require a consent or waiver under, require notice to a third party thereof, require the payment of a penalty or increased fees or the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) under, or give rise to any Liabilities with respect to, any provision of (i) the Company Charter, the Company Bylaws, (ii) any Material Contract or Permit to which the Company is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, decree, writ, ruling or injunction of any Governmental Entity (“Judgment”) or statute, law (including common law), ordinance, code, rule or regulation (“Law”) applicable to the Company or its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, (A) have not been and would not reasonably be expected to be material to the Company or (B) would not materially delay or prevent the performance of this Agreement and/or the consummation of the Transactions.

(b)                                 No material consent, approval, license, Permit, Judgment, certificate or other authorization of, or registration, declaration or filing with, or Permit from, or notice to any national, federal, regional, state, local, foreign or multi-national government or any regulatory body, political subdivision, administrative agency department, commission, board, bureau or other governmental authority or instrumentality thereof, or any court of competent jurisdiction, tribunal, arbitrator, arbitration panel or similar judicial body (each, (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, (A) other than (i) the filing and recordation of appropriate merger documents as required by the DGCL and (ii) such other items required solely by reason of the participation of Parent, Sub or Holdco (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, (I) have not been and would not reasonably be expected to be material to the Company taken as a whole or (II) would not prevent or materially delay consummation of the Transactions.

Section 3.06          Financial Statements; No Undisclosed Liabilities.

(a)                                 Section 3.06(a) of the Company Disclosure Letter sets forth true and complete copies of the unaudited balance sheets of the Company as of June 30, 2013 (the “Balance Sheet”), and the related statement of income for the twelve-month period then ended (collectively with the Balance Sheet, referred to as the “Financial Statements”). Each of the Financial Statements (i) fairly present in all material respects the financial condition and the results of operations of the Company as of the respective dates of, and for the periods referred to in, the Financial Statements and (ii) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, other than as described in the notes thereto. The Financial Statements have been prepared, in all material respects, in accordance with the books and records of the Company.

(b)                                 The Company maintains accurate, in all material respects, books and records which reflects the Company’s assets and liabilities. To the knowledge of the Company, no affiliate, accountant or Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, claim, weakness or deficiency, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of the Company, taken as a whole, or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting practices.

(c)                                  Except as set forth on Section 3.06(c) of the Company Disclosure Letter, there is no outstanding Indebtedness of the Company. There are no off balance sheet arrangements to which the Company is a party or otherwise involving the Company.

(d)                                 Except (a) as set forth in the Financial Statements, (b) as set forth on Section 3.06(d) of the Company Disclosure Letter, (c) for Liabilities incurred in the ordinary course of business and consistent with past practice since June 30, 2013, (d) for Liabilities under an executor portion of a Contract that have not yet been performed, (e) for Liabilities incurred in connection with the transactions contemplated hereby or (g) Liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company, the Company does not have any Liabilities of any nature (whether accrued, absolute, contingent or otherwise).

Section 3.07          No Company Material Adverse Effect. Since June 30, 2013: (a) to the date of this Agreement (i) the Company has conducted its businesses only in the ordinary course of business consistent with past practice, and (ii) the Company has not taken any action (or failed to take any action) which if taken would constitute an action set forth in Section 5.01 and (b) there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.08          Real Property.

(a)                                 The Company does not own, and has not owned any real property.

(b)                                 Section 3.08(b) of the Company Disclosure Letter lists (i) all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license (or other right) to use, as of the date hereof (the “Company Leased Real Property”), and (ii) each agreement under which the Company leases or otherwise has the right to use any Company Leased Real Property as of the date hereof, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto (the “Company Real Property Leases”). A complete and accurate copy of each of the Company Real Property Leases has been made available to Parent. Each of the Company Real Property Leases grants a valid and subsisting leasehold interest of the Company free of Liens (other than Permitted Liens) and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. All buildings, structures, fixtures, building systems and equipment included in the Company Leased Real Property (the “Improvements”) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business of the Company, subject to reasonable wear and tear. There are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company.

(c)                                  Except for the leases set forth on Section 3.08(c) of the Company Disclosure Letter (the “Third Party Leases”), the Company has not leased or otherwise granted to any person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Company Real Property. The Company has not vacated or abandoned any portion of the Company Real Property or given notice to any third party of their intent to do the same.

(d)                                 The Company is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Company Leased Real Property or any portion thereof or interest therein to any person (other than pursuant to this Agreement).

(e)                                  Neither the Company, nor, to the knowledge of the Company, any other party to the Company Real Property Leases or the Third Party Leases is in breach or default under any such agreement.

(f)                                   No consent by, or prior notice to, the landlord under any of the Company Real Property Leases is required in connection with the consummation of the Transactions.

Section 3.09          Tangible Personal Property. The Company has good, valid and marketable title to, or in the case of property held under a lease, a good, valid and enforceable leasehold in, all of the items of tangible personal property used in the business of the Company, free and clear of any and all Liens, other than the Permitted Liens. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes currently used.

Section 3.10          Taxes. Except as set forth on Section 3.10 of the Company Disclosure Letter:

(a)                                 The Company has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes required to have been paid by the Company have been paid and no income Taxes will be due and payable for the Tax year of the Company that will close or be deemed to close on the Closing Date; provided that such Taxes are calculated in a manner consistent with the past practices of the Company and that any Tax Returns with respect to such Taxes are filed in a manner consistent with past practices of the Company, except as otherwise required by applicable law.

(b)                                 The most recent Financial Statements reflect an adequate reserve in accordance with GAAP, applied on a consistent basis during the periods involved, other than as described in the notes to such Financial Statements for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company in writing or otherwise to the knowledge of the Company, and no requests for waivers of the time to assess any such Taxes are pending.

(c)                                  All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)                                 There are no Liens for Taxes (other than for Taxes not yet due and payable or for amounts being contested in good faith) on the assets of the Company.

(e)                                  There are no material ongoing federal, state, local or foreign audits, examinations, actions, suits, investigations, claims or proceedings or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns (“Tax Proceedings”) of the Company which have been notified to the Company in writing. No written claim for material Taxes has been made by a Governmental Entity in a jurisdiction where Tax Returns, with respect to the Company are not filed that the Company or such subsidiary is or may be subject to taxation in such jurisdiction.

(f)                                   The Company has not agreed in writing to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the Company.

(g)                                  The Company or its payroll processing provider has withheld or collected all Taxes required by Law to be withheld or collected and, to the extent required by applicable Law, timely paid such amounts to the appropriate Governmental Entity.

(h)                                 The Company is not and has not been a U.S. real property holding company (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(i)                                     In the last 2 years, the Company has not distributed the stock of another entity or has had its stock distributed by another person, in a transaction intended to qualify under section 355 of the Code.

(j)                                    The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation section 1.6011-4 (or any similar provisions under any state, local or foreign Laws).

(k)                                 The Company is not a party to any agreement that would require it to make any payment on account of the Transactions that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(l)                                     The Company (i) has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent, and (ii) does not have any liability for the Taxes of any person (other than the Company or its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(m)                             The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) entered into prior to the Closing; (B) installment sale or open transaction disposition made on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date; (D) cancellation of Indebtedness income under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) relating to an election under Section 108(i) of the Code made prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a transaction occurring prior to the Closing, or (F) change in accounting method made prior to the Closing;

(n)                                 For purposes of this Agreement:

“Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

Section 3.11          Employee Benefits.

(a)                                 Section 3.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each (i) pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement and (iv) other than as set forth in Section 3.11(b) of the Company Disclosure Letter, other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any Company Personnel pursuant to which the Company has or may have any Liability (each such plan, program, policy or arrangement, a “Benefit Plan”).

(b)                                 Section 3.11(b) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each employment or other compensatory Contract between the Company, on the one hand, and any Company Personnel, on the other hand (each, a “Benefit Agreement”) pursuant to which the Company has or may have any Liability.

(c)                                  With respect to each Benefit Plan and Benefit Agreement, the Company has provided or made available to Parent complete and accurate copies of (i) such Benefit Plan or Benefit Agreement, including all amendments thereto, and (ii) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto.

(d)                                 Each Benefit Plan and Benefit Agreement (and any related trust or other funding vehicle) has been maintained, operated and administered in all material respects in accordance with its terms and in all material respects in compliance with ERISA, the Code and all other applicable Laws. To the knowledge of the Company, neither the Company nor any “party in interest” or disqualified person” with respect to the Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(e)                                  None of the Company or any Commonly Controlled Entity has ever sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan.

(f)                                   No Benefit Plan or Benefit Agreement provides health, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Company Personnel for periods extending beyond their retirement or other termination of service, other than (i) continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law, or (ii) coverage or benefits the future cost of which is borne by the participant or participant’s beneficiary.

(g)                                  Except as set forth on Section 3.11(g) of the Company Disclosure Letter or as provided by the terms of this Agreement, neither the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or benefit, or (ii) accelerate the time of payment or vesting, trigger any payment or funding, or increase the amount of any material compensation or benefits or trigger any other material obligation under any Benefit Plan or Benefit Agreement.

(h)                                 The Benefit Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and to the knowledge of the Company, nothing has occurred with respect to the operation of the Benefit Plans which could be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(i)                                     There are no pending, or to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

(j)                                    Each Benefit Plan that is subject to Section 409A of the Code has been established, operated and administered in compliance with the requirements of Section 409A of the Code.

(k)                                 For the purposes of this Agreement, “Company Personnel” means any current or former director, officer, employee, consultant or independent contractor of the Company.

(l)                                     Each Benefit Plan that is a “group health plan” (as defined for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act) has been maintained and administered in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act.

Section 3.12          Litigation. Except as set forth on Section 3.12 of the Company Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing against or otherwise currently involving the Company or any of their respective rights, properties or assets. There are no Judgments outstanding against the Company. To the knowledge of the Company, there is no Legal Proceeding pending or threatened in writing against the Company or any of Company Personnel, seeking to restrain, enjoin or otherwise prohibit the consummation of the Transactions or which would materially delay or prevent the performance and/or the consummation of the Transactions.

Section 3.13          Compliance with Applicable Laws.

(a)                                 Since October 28, 2010, to the knowledge of the Company, (i) the Company has been, and currently is, in compliance with all applicable Laws and Judgments (including for the use and occupancy of the Company Leased Real Property), except for instances of noncompliance that, individually or in the aggregate, (A) have not been and would not reasonably be expected to be material to the Company or (B) would not result in the imposition of a criminal penalty by a Governmental Entity, (ii) the Company has not received any notice of or been charged with the violation of any applicable Law and (iii) the Company has not been, and is not, under any investigation with respect to any material violation of any applicable Law and, to the knowledge of the Company, there are no facts or circumstances which would reasonably form the basis for any such violation.

(b)                                 To the knowledge of the Company, the Company is, and since October 28, 2010 has been, in compliance, in all material respects, with all Laws governing the export, import, and provision of goods and services in the jurisdictions in which it operates, including but not limited to the Laws of the United States governing embargoes, sanctions, and boycotts, the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing (collectively “Export, Import, and Economic Sanctions Laws”). To the knowledge of the Company, no Legal Proceeding, request for information from a government agency, or subpoena is currently pending or threatened concerning or relating to violations of the Export, Import, and Economic Sanctions Laws by the Company. The Company has not filed, and presently does not intend to file, any voluntary disclosures concerning or relating to violations of Export, Import, and Economic Sanctions Laws.

Section 3.14          Environmental Matters.

(a)                                 The Company is in material compliance with all applicable Environmental Laws, which compliance includes possession by the Company of all required Governmental Authorizations pursuant to Environmental Laws necessary for their respective operations, and has not received any communication that the Company is not in such compliance, and there are no circumstances that may prevent or interfere with such compliance in the future.

(b)                                 There are no Environmental Claims pending or threatened, against the Company or, against any person or entity whose liability for any such Environmental Claim the Company has retained or assumed either contractually or by operation of Law.

(c)                                  There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or Liabilities under Environmental Law.

(d)                                 The Company has provided to Parent all material assessments, reports, data, results of investigations or audits, if any, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by Company with any Environmental Laws.

Section 3.15          Governmental Authorizations. The Company has and maintains each material Permit or other material approval issued or granted by or under the authority of any Governmental Entity or pursuant to any applicable Law (the “Governmental Authorizations”) necessary to lawfully conduct and operate its business in the manner it is currently conducted. Each such Governmental Authorization is valid and in full force and effect in all material respects as of the date hereof. The Company is in compliance in all material respects with each such Governmental Authorizations. The Company is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any such Governmental Authorization. There is no suspension, cancellation, termination or modification of any such Governmental Authorization pending or, to the knowledge of the Company, threatened. The Company has not received any written notice or other written communication (or, to the knowledge of the Company, any verbal notice or other oral communication) from any Governmental Entity regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any such Governmental Authorization or (ii) any actual, proposed or potential revocation, suspension, cancellation or termination of, or modification to any such Governmental Authorization. No material Governmental Authorization possessed by the Company will be terminated or materially impaired by the consummation of the Transactions.

Section 3.16          Material Contracts; No Defaults.

(a)                                 Section 3.16(a) of the Company Disclosure Letter lists each of the following contracts and agreements to which the Company is a party or is bound as of the date hereof, excluding the Benefit Plans and Benefit Agreements (such contracts and agreements, “Material Contracts”):

(i)                                     any joint venture, partnership or other similar Contract requiring the sharing of revenues, profits or losses;

(ii)                                  any Contract for any Company Personnel relating to their employment by the Company;

(iii)                               any note, indenture, loan agreement, credit agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money, making any loans or advances by the Company, any guaranty made by the Company in favor of any person, or any letter of credit issued for the account of the Company;

(iv)                              any Contract limiting or purporting to limit in any material respect the right of the Company to engage in any line of business, to develop, market, or distribute Company products or services, or to compete with any person;

(v)                                 any Contract entered into and not yet consummated relating to the acquisition or disposition by the Company of any operating business, assets or capital stock or other equity interests of any other person;

(vi)                              any Contract providing for indemnification, “earn-out” or other contingent payment obligations of the Company in connection with an acquisition or disposition of an operating business payable after the date hereof (other than any such Contracts relating to the Transactions);

(vii)                           any Contract entered into in the last 24 months for the settlement of any Legal Proceedings, including threatened or pending Legal Proceedings;

(viii)                        any Contract pursuant to which the Company has granted to any third person rights under any Company-owned Intellectual Property (other than (a) confidentiality or non-disclosure agreements and (b) non-exclusive licenses to end-users, contractors, consultants, or developers, in each case pursuant to written agreements entered into in the ordinary course on terms that do not differ in substance from the Company’s standard form(s) which have been made available by the Company to Parent as of the date hereof);

(ix)                              any Contract pursuant to which a third person has granted to the Company rights under any Intellectual Property of such third person (other than (a) consulting, confidentiality or non-disclosure agreements, in each case pursuant to written agreements entered into in the ordinary course on terms that do not differ in substance from the Company’s standard form(s) which have been made available by the Company to Parent as of the date hereof), (b) licenses for readily available commercial Software, services, products or technology that have not been customized for the Company (“Off-the-Shelf Products”), and (c) licenses for any “open source” Software, in each case entered into in the ordinary course of business) (such Contracts in this subsection (ix) and those in (a)-(c) of this subsection (ix), collectively, the “In-Licenses”); and

(x)                                 any Contract that is otherwise material to the business operations or financial condition of the Company.

(b)                                 Each Material Contract (i) is in full force and effect, and (ii) is a legal, valid and binding agreement of the Company, and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditor’s rights generally or limitations on enforceability by principles of equity. Neither the Company nor, to the knowledge of the Company, any other party, is in breach of, or default in any material respect under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach or default in any material respect by the Company) and no party has alleged in writing a breach or default in any material respect under, any Material Contract. The Company has not received any written notice of any breach or default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Material Contract or any written notice threatening or invoking legal action in connection with the performance by the Company of its obligations under any Material Contract. True and complete copies of the Material Contracts and any amendments thereto have been made available by the Company to Parent as of the date hereof.

Section 3.17          Intellectual Property; Information Technology.

(a)                                 Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) domain names and (iv) Copyright registrations, in each case which is owned by the Company in any jurisdiction in the world (collectively, the “Registered Company Intellectual Property”). Except as set forth on Section 3.17(a) of the Company Disclosure Letter, the Company is the sole and exclusive beneficial and record owner of all of the Registered Company Intellectual Property, and to the knowledge of the Company all Registered Company Intellectual Property is valid and enforceable. Except as set forth on Section 3.17(a) of the Company Disclosure Letter, there are no actions that must be taken within three (3) months from the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in the Registered Company Intellectual Property.

(b)                                 Other than with respect to Intellectual Property that is the subject of an In-License, the Company is the exclusive owner of all Intellectual Property used or held for use in the business of the Company, including the Company’s mobile ambient analytics platform and Context-as-a-Service (CaaS) offerings such as the Company’s (i) automatic places detection, (ii) motion state detection, and (iii) efficient persistent sensing.

(c)                                  The Company owns free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property used or held for use in, or necessary to conduct its businesses.

(d)                                 The conduct of the businesses of the Company (including the products and services of the Company) as currently conducted, and as conducted in the past two (2) years, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any third person’s Intellectual Property rights, and there has been no such claim asserted or threatened in writing (including in the form of written offers or invitations to obtain a license) in the past two (2) years against the Company.

(e)                                  To the knowledge of the Company, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against the Company.

(f)                                   To the knowledge of the Company, no person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Company, and no such claims have been asserted or threatened against any person by the Company in writing in the past two (2) years.

(g)                                  There has been no claim asserted or threatened challenging the scope, validity, or enforceability of any applications or registrations for Patents or Trademarks owned by the Company, and, to the knowledge of the Company, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for such a claim. No person has been granted any right to control the prosecution or registration of any Intellectual Property owned by the Company or to commence, defend, or otherwise control any claim with respect to such Intellectual Property owned by the Company.

(h)                                 The Company takes reasonable measures to protect the confidentiality of its material Trade Secrets, including requiring all persons having access thereto to execute written non-disclosure agreements. There has not been any disclosure by the Company of, or access granted by the Company to, any material Trade Secret of the Company (including any Trade Secrets of any other person disclosed in confidence to the Company) to any person in a manner that has resulted or is likely to result in the loss of such Trade Secret.

(i)                                     Each current and former employee and officer of the Company has executed a proprietary information and inventions assignment agreement substantially in the form or forms which have been made available by the Company to the Parent as of the date hereof. Except as set forth on Section 3.17(i) of the Company Disclosure Letter, no current or former employee or officer of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s or officer’s proprietary information and inventions assignment agreement.

(j)                                    The Company has taken commercially reasonable measures to file patent applications in the United States covering a meaningful set of the Company’s material inventions. To the knowledge of the Company, no patent applications owned by the Company stand under final rejection before the United States Patent and Trademark Office or any equivalent foreign governmental entity.

(k)                                 No current or former partner, director, stockholder, officer, or employee of the Company will, after giving effect to the transactions contemplated hereby, own, license, or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use by the Company.

(l)                                     No funding, facilities or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned or purported to be owned by the Company.

(m)                             Except as set forth on Section 3.17(m) of the Company Disclosure Letter, the Company has never been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that requires or obligates the Company to grant or offer to any other person any license or right to any Intellectual Property.

(n)                                 The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property as currently owned, used, or held for use.

(o)                                 The Company has taken commercially reasonable steps consistent with industry standard practices and implemented commercially reasonable procedures consistent with industry standard practices designed to ensure that the information technology systems owned by the Company and used in connection with the operation of the businesses of the Company are free from “viruses” or other contaminants, and, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems. The Company has evaluated its disaster recovery and backup needs and has implemented plans and systems that reasonably address its assessment of risk.

(p)                                 The Company has at all times complied with all applicable U.S. Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company. No claims have been asserted or threatened in writing against the Company alleging a violation of any person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Company. The Company takes commercially reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(q)                                 In this Agreement:

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) moral rights and rights of attribution and integrity, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations, and any renewals, extensions and reversions, for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

Section 3.18          Labor Matters. Except as set forth on Section 3.18 of the Company Disclosure Letter:

(a)                                 The Company is not party to, or bound by, any agreement with any labor union or organization. No employees of the Company are represented by any labor union or organization with respect to their employment with the Company. No labor union or organization has made a pending demand for recognition or filed a petition seeking a representation proceeding with the National Labor Relations Board or similar authority covering the employees of the Company. The Company has no knowledge of any labor organizing activities with respect to any employees of the Company. Since October 28, 2010, there has been no actual or, to the knowledge of the Company, threatened labor dispute, strike, lockout, slowdown or work stoppage against or affecting the Company.

(b)                                 The Company is in compliance, in all material respects, with all Laws pertaining to terms and conditions of employment. Since October 28, 2010, the Company has not received written notice of any investigation, charge, complaint, or proceeding against it before any Governmental Entity or arbitrator alleging violation of any Law governing terms and conditions of employment including, but not limited to, investigations, charges, complaints, or proceedings by or before any state or local Governmental Entity.

(c)                                  The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(d)                                 The Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(e)                                  To the knowledge of the Company, no Company Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, assignment of invention covenant or Restrictive Covenant to (i) the Company or (ii) a former employer of any such individual relating (A) to the right of any such individual to work for the Company or (B) to use of trade secrets or proprietary information.

(f)                                   The Company has no knowledge as of the date hereof that any current employee of the Company intends to terminate his or her employment.

(g)                                  The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company is a party.

(h)                                 To the knowledge of the Company, each employee of Company has all work permits, immigration permits, visas or other authorizations, each as required by applicable Laws for such employee given the duties and nature of such employee’s employment and Section 3.18(h) of the Company Disclosure Letter sets forth a true and complete list of such work permits, immigration permits, visas or other authorizations currently held by such employees.

Section 3.19          Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.20          Affiliated Transactions. Except as set forth on Section 3.20 of the Company Disclosure Letter, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor or debtor to, or party to any contract, business relationship or arrangement (other than Benefit Plans and Benefit Agreements) with, any stockholder, director, officer, employee, affiliate or consultant of the Company, or, to the knowledge of the Company, any relative of any of the foregoing (except for amounts due as normal salaries and bonuses and in reimbursement of business expenses in the ordinary course of business consistent with past practice). Except as set forth on Section 3.20 of the Company Disclosure Letter, none of the officers or directors of the Company, or, to the knowledge of the Company, any immediate family member of any of the foregoing (I) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or (II) owns any direct or indirect interest of any kind in, or controls or is a director, officer or partner of or has the right to participate in the profits of, any person which is (A) a supplier, customer, landlord or tenant of Company or (B) a participant in any transaction to which the Company is a party (other than Benefit Plans and Benefit Agreements).

Section 3.21          Insurance. Section 3.21 of the Company Disclosure Letter lists each insurance policy maintained by the Company with respect to their properties, assets and businesses and includes the name of the insurer and the policy number (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received by the Company with respect to any such policy and all premiums due thereunder have been paid. The Company is not in default with respect to its obligations under any such Insurance Policy.

Section 3.22          Company Software. Section 3.22 of the Company Disclosure Letter sets forth a true and complete list of all Software products developed by the Company that are distributed by the Company to third persons (the “Company Software”). The Company has not experienced any material defects in any Company Software in violation of the warranties that the Company generally provides to its end-users and developers. The Company has not delivered, licensed or made available, and, to the knowledge of the Company, has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Software to any escrow agent or other person who is not an employee of the Company. No Company Software is subject to the terms of any “open source” or other similar license that requires, by the terms of such license, any source code of the Company Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO PARENT, HOLDCO

AND SUB

Each of Parent, Holdco Parent, Holdco and Sub jointly and severally represents and warrants to the Company as follows:

Section 4.01          Organization, Standing and Power. Each of Parent, Holdco Parent, Holdco and Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its material properties and assets and to conduct its businesses in all material respects as presently conducted. Parent and each of its subsidiaries is duly qualified or authorized to do business as a foreign corporation in, and is in good standing under the Laws of (to the extent such concept (or similar concept) is recognized in such jurisdiction), each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification or authorization necessary, except where the failure to be so qualified or authorized, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Holdco Parent, Holdco or Sub to consummate the Transactions (any such material adverse effect, a “Parent Material Adverse Effect”).

Section 4.02          Holdco and Sub.

(a)                                 Since the date of its incorporation, each of Holdco and Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)                                 The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Holdco free and clear of any Lien, other than Permitted Liens. The authorized capital stock of Holdco consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Holdco Parent free and clear of any Lien, other than Permitted Liens.

Section 4.03          Authority; Execution and Delivery; Enforceability. Each of Parent, Holdco Parent, Holdco and Sub has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by each of Parent, Holdco Parent, Holdco and Sub, as applicable (the “Parent-Sub Documents”) and to consummate the Transactions. The execution and delivery by each of Parent, Holdco Parent, Holdco and Sub of the Parent-Sub Documents and the consummation by each of them of the Transactions have been duly authorized by all necessary action on the part of Parent, Holdco Parent, Holdco and Sub. Holdco, as sole stockholder of Sub, has adopted this Agreement. Each of Parent, Holdco Parent, Holdco and Sub has duly and validly executed and delivered this Agreement, and will duly and validly execute and deliver the other Parent-Sub Documents, and this Agreement constitutes, and the other Parent-Sub Documents when executed and delivered (assuming the due authorization, execution and delivery by the other parties hereto and thereto) will constitute, in each case its legal, valid and binding obligation, enforceable against Parent, Holdco Parent, Holdco or Sub, as applicable, in accordance with the terms of each such Parent-Sub Document, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or limitations on enforceability by general principles of equity.

Section 4.04          No Conflicts; Consents.

(a)                                 The execution and delivery by each of Parent, Holdco Parent, Holdco and Sub of this Agreement and the other Parent-Sub Documents (as applicable), do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment or acceleration under, require a consent or waiver under, require the payment of a penalty or increased fees or the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) under, or give rise to any Liabilities with respect to, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Material Contract or Permit to which Parent, Holdco Parent, Holdco or Sub is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Holdco Parent, Holdco or Sub or their respective properties or assets, other than, in the case of clauses (ii), and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 No consent, approval, license, Permit, Judgment, certificate or other authorization of, or registration, declaration or filing with or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (i) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05          Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

Section 4.06          Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent, Holdco Parent, Holdco or Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor are there any Judgments outstanding against Parent, Holdco Parent, Holdco or Sub that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07          Availability of Funds. Parent has, and at Closing will have, available to it funds sufficient to enable Parent, Holdco Parent, Holdco and Sub to perform all of their obligations hereunder, including delivering all payments contemplated by this Agreement and to pay or otherwise perform all of the obligations to consummate the Transactions.

Section 4.08          Parent Shares. The ordinary shares of Parent which constitute a portion of the Company Founder’s Deferred Payment have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

Section 4.09                             SEC Documents; Parent Financial Statements. A true and complete copy of each annual, quarterly and other report and registration statement filed or furnished by Parent with the SEC (the “Parent SEC Documents”), as the case may be, is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was requested from or granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected or clarified by a subsequently filed Parent SEC Document. The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in material conformity with GAAP applied on a consistent basis throughout the periods indicated (except (i) as may be indicated in the notes thereto, (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements, or (iii) in the case of pro forma statements) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited interim statements, normal and recurring year-end audit adjustments), except to the extent corrected or clarified by a subsequently filed Parent SEC Document.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01                             Operation of the Business of the Company.

(a)                                 Except as contemplated by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing Date, the Company shall conduct its business in the ordinary course of business consistent with past practice and in substantially the same manner previously conducted. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) take any of the following actions:

(i)                                     in the case of the Company, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than pursuant to this Agreement or any Options outstanding as of the date hereof or pursuant to existing agreements set forth on Section 5.01(a)(i) of the Company Disclosure Letter under which the Company has the option to repurchase shares upon occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(ii)                                  issue, deliver, sell, pledge, encumber or grant (A) any shares of its capital stock, other than the issuance of the Company Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms, (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of such capital stock of, or other equity or voting interests in the Company or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii)                               amend the certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company;

(iv)                              except (A) for matters set forth on Section 5.01(a)(iv) of the Company Disclosure Letter, (B) as required pursuant to the terms of any Benefit Plan, Benefit Agreement or other written agreement, in each case as in effect on the date of this Agreement, (C) as required to comply with applicable Law or GAAP, or (D) as expressly contemplated by this Agreement, (1) grant to any Company Personnel any increase in compensation, (2) grant to any Company Personnel any increase in severance or termination pay, (3) enter into any severance or termination agreement with any Company Personnel, (4) take any action to accelerate any rights or benefits, or make any material determinations, under any Benefit Plan, (5) hire any person to be employed by the Company other than pursuant to an at-will employment arrangement that can be terminated without Liability to the Company or terminate the employment or work relationship of any employee or contractor of the Company other than a termination for cause, (6) enter into or adopt any plan, program or arrangement that would constitute a Benefit Plan or Benefit Agreement if in place on the date hereof other than entering into offer letters with new employees that are terminable at-will without Liability to the Company, or (7) amend any Benefit Plan or Benefit Agreement;

(v)                                 sell, lease (as lessor), license, abandon or otherwise dispose of or subject to any Lien (other than Permitted Liens) any properties or assets (including Intellectual Property) that are material, individually or in the aggregate, to the Company, taken as a whole, except for sales and licenses of products, services, inventory, Intellectual Property, personal property and excess or obsolete assets in the ordinary course of business consistent with past practice;

(vi)                              (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants of the Company, guarantee any debt securities of another person, except for borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company, except for extensions of credit in the ordinary course of business consistent with past practice;

(vii)                           file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle or compromise any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; provided, however, that nothing in this Section 5.01(a)(vii) shall prevent the Company from filing its Tax Returns as they become due in a manner consistent with past practice (except as otherwise required by applicable law) or paying its Taxes as they become due;

(viii)                        amend, terminate or allow to lapse any Permit relating to the Company other than (A) as required by applicable Law or (B) any such action in the ordinary course of business but only where such action would not reasonably be expected to be material to the Company ;

(ix)                              (A) limit the right of the Company to engage in any line of business, to develop, market or distribute products or services, or to compete with any person or (B) grant any exclusive distribution rights to any person;

(x)                                 enter into, amend in any material respect, terminate or allow to lapse any Material Contract, other than in the ordinary course of business consistent with past practice and only where such action would not reasonably be expected to have a Company Material Adverse Effect;

(xi)                              make or incur any purchase commitment (including commitments for capital expenditures) requiring payments in each case in excess of $50,000 individually or $100,000 in the aggregate; or

(xii)                           authorize any of, or commit or agree to take any of, the foregoing actions.

(b)                                 Other Actions. The Company shall use its reasonable best efforts not to take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VI not being satisfied.

Section 5.02                             Access to Information. The Company shall afford to Parent and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. All information provided by the Company pursuant to this Section 5.02 shall be subject to the confidentiality agreement dated July 10, 2013 between the Company and Parent (the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement shall terminate.

Section 5.03                             Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Holdco, Sub and the Company, shall, and to the extent applicable shall cause their respective controlled affiliates to use, their reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended, and determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the transactions contemplated hereby from being consummated. (such notification, “CFIUS Approval”); (provided, that for purposes of obtaining CFIUS Approval, the reasonable best efforts shall include, without limitation, promptly making any pre notification and notification filings required in connection with the CFIUS Approval and providing any reasonable information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated hereby; provided further, that such reasonable best efforts with respect to Parent shall include agreeing to any reasonable action, restriction or condition proposed by CFIUS or any other agency or branch of the U.S. government as a condition to obtaining the CFIUS Approval, provided that such action, restriction or condition would not have a material adverse effect on Parent’s ability to own and operate the Company), (ii) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)                                 Between the date hereof and the Closing, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions, including the Merger, (ii) any notice or communication from any Governmental Entity in connection with the Transactions, including the Merger, and (iii) any action or proceeding commenced or, to the knowledge of the Company or the Parent, threatened against the Company or Parent or any of their respective subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relates to the consummation of the Transactions, including the Merger. The Company shall, promptly upon knowledge thereof, give notice to Parent, and Parent, Holdco or Sub shall, promptly upon knowledge thereof, give notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which has caused or would be reasonably likely to cause (i) the breach or failure to be true and correct of any representation or warranty made by it contained in this Agreement, which breach or failure to be true and correct would give rise to the failure of a condition in Section 6.02(a) or Section 6.03(a), as applicable or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03(b) shall not (a) affect the determination of (i) whether the satisfaction of the Closing conditions set forth in Article VI have been satisfied or waived, (ii) whether a right of termination exists under Article VII, (iii) whether there is any right to indemnification under Section 5.08 or Article VIII or (b) otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice.

Section 5.04                             Public Announcements. No public announcement or similar publicity with respect to this Agreement, the Transactions or the existence thereof shall be made prior to the Closing, and any public announcement or similar publicity with respect to this Agreement or the Transactions (i) will be issued, if at all, at such time and in such manner as mutually agreed to by Parent and Stockholder Representative and (ii) will not be issued without providing Parent or Stockholder Representative, as applicable, reasonable time to review, comment and approve such announcement by the party seeking to make such disclosure; provided, however, that the foregoing shall not prohibit any party from making, issuing or releasing any announcements, statements, or acknowledgments that such party is required to make, issue or release by applicable Law, by any listing agreement with or listing rules of a securities exchange or trading market or inter-dealer quotation system (provided that such party has used reasonable efforts to give the other party prior notice thereof and an opportunity to review such disclosure), provided that, after the Closing, Parent may disclose the Transactions and any material term hereof to its investors and potential investors in the ordinary course of business.

Section 5.05                             Indemnification of Company Directors and Officers. For a period of six (6) years following the Effective Time, the Surviving Corporation or its successor shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under applicable law, the Company Charter and Company Bylaws as in effect on the date hereof or pursuant to the indemnification agreements in effect on the date hereof insofar as such indemnification provisions relate to the directors and officers of the Company (such directors and officers being herein referred to as the “Company Indemnitees”). The rights of each Company Indemnitee shall be enforceable by each such Company Indemnitee or his or her heirs, personal representatives, successors or assigns. Notwithstanding the foregoing, the obligations of the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by applicable Law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Company Documents, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor with respect with any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Company Equityholder pursuant to this Agreement or any Company Document. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

Section 5.06                             Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that after the Closing, Parent, Holdco Parent and Holdco shall have the right to cause the Surviving Corporation to pay all such fees and expenses incurred by Parent, Holdco Parent, Holdco and Sub in connection with the Merger and the other Transactions directly from the Surviving Corporation on behalf or Parent, Holdco Parent, Holdco or Sub, as applicable. For the avoidance of doubt, such fees and expenses incurred by Parent, Holdco Parent, Holdco and Sub shall not be deducted from the Base Consideration or Retention Payments.

Section 5.07                             Stockholder Representative.

(a)                                 Jun Ye is hereby appointed the agent and attorney-in-fact of the Company Equityholders (other than holders of Appraisal Shares) to take the actions set forth herein. All such actions shall be deemed to be facts ascertainable outside the Agreement and shall be binding on the Company Equityholders. Jun Ye hereby accepts such appointment. Accordingly, Stockholder Representative has unlimited authority and power to act on behalf of each Company Equityholder with respect to this Agreement, the Escrow Agreement and any other documents, instruments and/or agreements contemplated hereby and thereby (the “Ancillary Agreements”, and each, an “Ancillary Agreement”). The appointment of Stockholder Representative under this Section 5.07, shall be non-rescindable and irrevocable and each Company Equityholder will be bound by all actions taken by Stockholder Representative in connection with this Agreement or any Ancillary Agreement. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Company Equityholder shall not terminate such appointment or the authority and agency of the Stockholder’s Representative. Parent, Company, Holdco Parent, Holdco, Sub and Surviving Corporation shall be entitled to rely, and will incur no liability with respect to such reliance, on any action, consent, instruction or decision of Stockholder Representative as the action, consent, instruction or decision of each Company Equityholder (and shall have no responsibility or obligation to determine the authority, authenticity, accuracy or truth thereof).

(b)                                 The Stockholder Representative shall have the authority, for and on behalf of the Company Equityholders, to take such actions and exercise such discretion as are required of the Stockholder Representative pursuant to the terms of this Agreement or any Ancillary Agreement, and any such actions shall be binding on each such Company Equityholder and shall include the following: (i) to receive, hold and deliver to Parent Certificates and any other documents relating thereto on behalf of such holder; (ii) to give and accept communications and notices on behalf of such holder; (iii) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, claims against such holder; (iv) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, or any claims or disputes related to this Agreement on behalf of such holder; (v) to receive payments on behalf of such holder due and owing pursuant to this Agreement and acknowledge receipt thereof; (vi) to amend, supplement, change or waive any provision hereof; (vii) to receive service of process on behalf of such holder in connection with any claims under this Agreement or any Ancillary Agreement; (viii) to determine whether the conditions to the Company’s obligations have been satisfied, including waiving any such conditions if the Stockholder Representative in its sole discretion determines that such waiver is appropriate; (ix) to take any actions that are in connection with the Escrow Agreement and any other documents, instruments and/or agreements contemplated thereby; and (x) to take any and all actions necessary or appropriate in the sole discretion of the Stockholder Representative to accomplish any of the foregoing. As the representative of such Company Equityholders, the Stockholder Representative shall act as agent for each such holder and shall have authority to bind each such holder in accordance with the terms of this Agreement and the Escrow Agreement, and Parent, Holdco Parent, Holdco and Sub may rely on such appointment and authority. The Stockholder Representative shall be entitled to reimbursement from such persons of any and all fees, expenses and costs incurred in the performance of such Stockholder Representative’s duties hereunder.

(c)                                  The Stockholder Representative shall not be liable for any act done or omitted to be taken as Stockholder Representative except expressly as set forth herein. The persons who immediately prior to the Effective Time held shares of the Company Common Stock, or the Company Preferred Stock or Options shall indemnify and hold harmless the Stockholder Representative and its partners, stockholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (each, a “Representative Indemnified Party”) from and against all losses, Liabilities, claims or expenses incurred or suffered by the Representative Indemnified Parties as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Stockholder Representative under this Agreement or the Escrow Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such holders, except for any such losses, Liabilities, claims or expenses that arise on account of the Stockholder Representative’s gross negligence as determined by a court of competent jurisdiction in a final adjudication. None of the Representative Indemnified Parties shall be liable to any person who immediately prior to the Effective Time held shares of the Company Common Stock, the Company Preferred Stock, or Options in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such acts or omissions constitute gross negligence.

(d)                                 A decision, act, consent or instruction of the Stockholder Representative under or relating to this Agreement shall constitute a decision for all persons who immediately prior to the Effective Time held shares of the Company Common Stock, the Company Preferred Stock, or Options, and shall be final, binding and conclusive upon each such person, and Parent, Holdco Parent, Holdco and Sub may rely upon any such decision, act, consent or instruction of such Stockholder Representative as being the decision, act, consent or instruction of each such person. Parent, Holdco Parent, Holdco, Sub and Surviving Corporation are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(e)                                  Jun Ye, and any Stockholder Representative duly appointed pursuant to this Section 5.07, shall serve in such capacity until such person’s resignation, which resignation shall be delivered to the holders of the shares of the Company Common Stock, the Company Preferred Stock and Options as of immediately prior to Closing, and a copy of such resignation shall concurrently be provided to Parent. Upon receipt of any such resignation from a Stockholder Representative, another person or persons shall within 30 days of receipt of such resignation, be designated by the holders of a majority of the shares of the Company Common Stock, Company Preferred Stock and Options, and such person or persons duly appointed pursuant to the foregoing, upon accepting such appointment, shall succeed as the Stockholder Representative.

Section 5.08                             Tax Matters.

(a)                                 From and after the Closing, the Parent Indemnitees shall be indemnified and held harmless by the Company Equityholders, (i) on a joint and several basis, from, against and in respect of all Losses (giving effect to Article VIII, including without limitation Section 8.03(a), as applicable) from the Escrow Fund to the extent that amounts are available in the Escrow Fund to pay such Losses prior to the Release Date and (ii) on a several (based on the relative amount of Base Consideration actually received by each such Company Equityholder) and not joint basis, from, against and in respect of Losses (giving effect to Article VIII, including without limitation Section 8.03(a), as applicable) from and after the Release Date until the expiration of the applicable statute of limitations arising as a result of any breach of, or inaccuracy in, the representations and warranties made by the Company in Section 3.10.

(b)                                 A Claim for indemnification under this Section 5.08 shall be delivered by a Parent Indemnitee on or prior to the expiration of the applicable statute of limitations, in writing, to the Stockholder Representative setting forth in reasonable detail (in light of the facts then known) the amount (or an estimate thereof) and basis of such claim.

(c)                                  If the Company is required, or permitted, under applicable Laws to have its Tax year in respect of any Tax end on the Closing Date, the parties shall cause the Company to file a Tax Return for such Pre-Closing Period ending on the Closing Date. In furtherance of the foregoing, Holdco and the Company shall file as a single consolidated group pursuant to Section 1502 of the Code and the Treasury Regulations promulgated thereunder (and shall file on a consolidated basis for any other applicable income Tax purposes under any similar provision of state, local or foreign law or regulation) with respect to the Tax period commencing on the day following the Closing Date. If the Company is not required or permitted to have a Tax period in respect of any Tax end on the Closing Date, Taxes for a period beginning on or before and ending after the Closing Date (a “Straddle Period”) shall be allocated between the portion of the Tax period ending on the Closing Date and the portion of the period beginning on the day after the Closing Date shall be made using the following conventions:

(i)                                     If the Tax is an income Tax or relates to an actual transaction, the allocation shall be made based on an interim closing of the books as of the end of the Closing Date excluding for this purpose any transactions occurring after the Effective Time on the Closing Date, provided that amounts shown on such return for the entire period that are determined on a daily basis (such as depreciation deductions and the impact of marginal rates) shall be applied pro rata to each day within the applicable period;

(ii)                                  For Transfer Taxes, the allocation shall be determined in accordance with Section 5.08(d); and

(iii)                               For any other Tax such as a property Tax, the allocation shall be determined as if the Tax was incurred ratably over the entire period.

(d)                                 All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be borne 50 percent by the Surviving Corporation or Parent, as the case may be, and 50 percent by the Company Equityholders from the Escrow Fund. To the extent permitted by Law, the parties shall cooperate to reduce or eliminate such Transfer Taxes. The party required by Law to file any Transfer Tax returns with respect to any Transfer Taxes shall (i) prepare such Transfer Tax returns, (ii) submit such Transfer Tax returns to the other party for its approval, (iii) file such returns and (iv) pay such Transfer Taxes to the appropriate Governmental Entity. The other party shall promptly reimburse the filing party for such other party’s share of such Transfer Taxes to the extent that the filing party has paid such Taxes in connection with the filing of such Tax Return.

(e)                                  Unless required by applicable Law, no amended Tax Return with respect to a Pre-Closing Period or Straddle Period shall be filed by or on behalf of the Company without the prior written consent of the Stockholder Representative. No Section 338 election (or similar election under applicable state, local or foreign Tax laws) shall be made with respect to the acquisition by Holdco, directly or indirectly, of shares of stock of the Company pursuant to this Agreement.

(f)                                   Each of Parent and the Stockholder Representative shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax Proceeding with respect to Taxes for which the Company Equityholders may be liable pursuant to this Agreement or which could adversely impact Parent or its affiliates (including the Company). The Stockholder Representative shall be entitled to participate at its expense in the defense of and, at its option, control of the defense of, any Tax Proceeding regarding Taxes for a Pre-Closing Period for which the Company Equityholders may be liable, and to employ counsel and other advisors of its choice at its expense, other than any Tax Proceeding relating to Taxes with respect to Straddle Periods. Parent shall be entitled to participate at its expense in the defense of any Tax Proceeding regarding Taxes for a Pre-Closing Period that could adversely impact Parent or its affiliates (including the Company), and to employ counsel and other advisors of its choice at its expense. The Stockholder Representative may not agree to settle, compromise or discharge, or admit any liability with respect to any claim for Taxes of a Pre-Closing Period without Parent’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. In the case of a Tax Proceeding that relates to any Straddle Period, Parent shall have the sole right to control the conduct of such Tax Proceeding and the expense of conducting such proceeding shall be paid by Parent and the Company Equityholders in proportion to their respective liability for Taxes with respect to such Tax Proceeding determined under Section 5.08(c). The Stockholders’ Representative shall have the right, at its expense, to participate in such proceedings under this Section 5.08(f) involving any Tax Proceeding with respect to which indemnity may be sought from the Company Equityholders pursuant to Section 5.08, and Parent shall not settle or compromise any such Tax Proceeding without the Stockholder Representative’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(g)                                  On or within 30 days prior to the Closing Date, the Company shall provide Parent with a properly executed Foreign Investment in Real Property Tax Act certificate, substantially in the form attached hereto as Exhibit (I). If Parent does not receive such certification on or prior to the Closing, Parent shall be permitted to withhold any amount required to be withheld under Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(h)                                 Notwithstanding anything in any other agreement to the contrary, all Tax allocation or Tax sharing agreements or arrangements to which the Company is a party on or prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date.

(i)                                     The parties hereby acknowledge and agree that to the extent that there is a conflict between any (i) general provision of this Agreement and (ii) provisions specifically relating to Tax matters, the terms of the specific Tax provision shall control.

Section 5.09                             Benefit Plan Matters. Following the Effective Time, Parent, in its sole discretion, shall either (a) continue (or cause the Company to continue) to maintain the Benefit Plans on substantially the same terms as in effect immediately prior to the Effective Time, or (b) arrange for each participant (including, without limitation, all dependents) in the Benefit Plans (the “Company Participants”) to participate in substantially similar plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Parent or its applicable subsidiary (“Parent Plans”), or (c) a combination of clauses (a) and (b) so that each Company Participant shall have benefits that are substantially comparable in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans and in each case not less favorable in the aggregate than the benefits provided to each the Company Participant under the Benefit Plans immediately prior to the Effective Time. To the extent Parent elects to have the Company Participants participate in the Parent Plans following the Closing Date, (i) each Company Participant will receive credit for purposes of eligibility to participate and vesting, but not for benefit accrual, under such Parent Plans for years of service with the Company (or any predecessors) prior to the Closing Date, and (ii) Parent will use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which the Company Participants will participate to be waived and will use commercially reasonable efforts to provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

Section 5.10                             DGCL Notices. In accordance with the time periods set forth therein, promptly following the date of this Agreement and prior to the Effective Time, the Company shall prepare and distribute a notice to the holders of the Company Common Stock and the Company Preferred Stock entitled thereto in the form and substance as required by Section 262(d)(2) of the DGCL which shall include without limitation, (i) notification of approval of the Merger, (ii) the availability of appraisal rights, (iii) a copy of Section 262(d)(2) of the DGCL and (iv) such disclosure concerning the Transactions and the material terms thereof as Company deems necessary. The Company shall provide Parent with a copy of such notice for its reasonable review and comment prior to such distribution.

Section 5.11                             Further Assurances. After the Closing Date, each of Parent, Holdco, the Company and the Stockholder Representative shall (and to the extent any of the foregoing actions are required by or from any Company Equityholder, the Stockholder Representative shall request each or any such Company Equityholder to) use its reasonable best efforts from time to time to execute and deliver at the reasonable request of the other parties such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the Transactions.

Section 5.12                             Third Party Consents; General Release.

(a)                                 The Company shall use its reasonable best efforts to obtain the consents set forth on Section 5.12 of the Company Disclosure Letter. The Company shall keep Parent reasonably apprised of the status of obtaining such consents. Subject to Section 5.02, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such reasonable assistance as the other party may reasonably request in connection with the foregoing. Without limiting and in furtherance of the foregoing, the consent in connection with the agreement(s) indicated by an asterisk on Section 5.12 of the Company Disclosure Letter (i) shall be in form reasonably satisfactory to Parent, and, in any event, shall not add, increase or modify any obligation pursuant to, or in connection with, such agreement(s) or arrangements contemplated thereby, unless otherwise consented to by Parent in its sole discretion and (ii) the Company shall use its commercially reasonable efforts to include such provisions (including amendments to such agreements) reasonably requested by Parent. Notwithstanding the foregoing, in no event shall Parent, Holdco, Sub, or the Company be required to pay any consent fee or other similar fee or incur any other liability in connection with obtaining any consent in accordance with Section 5.03 or this Section 5.12.

(b)                                 The Company shall use its commercially reasonable efforts to have each of the Company Equityholders execute a general release in the form attached hereto as Exhibit (C), dated as of the Closing Date.

Section 5.13                             280G Vote. Prior to the Closing Date, to the extent an employee’s right to receive any payments would reasonably constitute a “parachute payment” within the meaning of Section 280G(b)(2)(A)(i) of the Code and any regulations promulgated thereunder, the Company shall request each such employee to waive such employee’s right and, to the extent such consent is obtained, shall submit such payments to the holders of the Company Common Stock for a vote, in accordance with the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder. The Company shall forward to Parent prior to submission to such stockholders copies of all documents prepared by Company in connection with this Section 5.13 and shall incorporate any reasonable comments that are made by Parent.

Section 5.14                             Termination of Affiliate Arrangements. Except as otherwise specified in writing by Parent to the Company, no less than five days prior to the Closing Date, the Company shall (i) settle and terminate all intercompany loans, payables and receivables between the Company, on the one hand, and any of the Company’s affiliates on the other hand and (ii) terminate as of the Closing Date without Liability to (or future obligation of) the Company, all Contracts between the Company, on the one hand, and any of the Company’s affiliates on the other hand, other than Contracts listed on Section 5.14 of the Company Disclosure Letter.

Section 5.15                             Exclusivity.

(a)                                 Except as contemplated by this Agreement, after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not directly or indirectly:

(i)                                     solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal;

(ii)                                  participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitute, or could be expected to lead to, any Acquisition Proposal; or

(iii)                               enter into any agreement with respect to any Acquisition Proposal.

(b)                                 Without limiting the generality of the foregoing Section 5.15(a), the Company shall, and shall cause the Company’s Representatives to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any person, conducted prior to the date hereof with respect to any Acquisition Proposal.

(c)                                  As soon as practicable (and in any event within forty-eight (48) hours) the Company shall attempt to notify and advise Parent orally, and shall notify and advise Parent in writing, of any contact between the Company or any of the Company’s Representatives, on the one hand, and any other person, on the other hand, regarding any Acquisition Proposal or any related inquiry. In fulfilling its obligations under this Section 5.15(c), the Company shall provide promptly to Parent copies of all written correspondence or other written material, including material in electronic form, between the Company or its Representatives and such third party.

(d)                                 For purposes of this Section 5.15, “Acquisition Proposal” means any written offer or proposal for a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, any direct or indirect acquisition of more than 20% of the outstanding capital stock of the Company, any purchase of at least 20% of the assets of the Company, other than the transactions contemplated by this Agreement.

Section 5.16                             Conversion of the Company Preferred Stock. Prior to the Closing, the Company shall take all necessary and appropriate actions (and provide reasonable evidence thereof to Parent at Closing) so that, as of immediately prior to the Effective Time, each share of the Company Preferred Stock then outstanding shall be converted to a fully paid and nonassessable share of issued and outstanding Company Common Stock pursuant to the organizational documents of the Company so that, as of immediately prior to the Effective Time, (i) there shall be no shares of the Company Preferred Stock outstanding and (ii) each former holder of shares of the Company Preferred Stock shall hold the same number of shares of the Company Common Stock.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01          Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or, to the extent permitted by law, prior to the Closing Date of each of the following conditions:

(a)                                 No Injunctions or Restraints. There shall not be (i) in effect any Judgment or Law restraining, enjoining or otherwise prohibiting the consummation of the Transactions or (ii) any pending or, to the knowledge of Parent or the Company, threatened Legal Proceeding against the Company or any of its Subsidiaries or any of its executive officers, seeking to restrain, enjoin or otherwise prohibit the consummation of the Transactions.

(b)                                 Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c)                                  CFIUS Approval. The CFIUS Approval shall have been obtained.

Section 6.02          Conditions to Obligations of Parent, Holdco Parent, Holdco and Sub. The obligations of Parent, Holdco Parent, Holdco and Sub to effect the Transactions are further subject to the satisfaction or, to the extent permitted by Law, the waiver by Parent (in its sole discretion) of each of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of the Company contained in Section 3.02 (Subsidiaries), Section 3.03 (Capital Structure), Section 3.04 (Authority; Execution and Delivery; Enforceability), Section 3.07(b) (No Company Material Adverse Effect) and Section 3.19 (Brokers) (collectively, the “Company Fundamental Bring-down Representations”) shall be true and correct in all respects as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specific date. The representations and warranties of the Company in this Agreement, other than the Company Fundamental Bring-down Representations, without giving effect to any qualification as to “material”, “materiality” or “Company Material Adverse Effect” set forth herein, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct only as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(b)                                 Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with all agreements and covenants required to be performed by the Company under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)                                  Delivery of Certain Documents by the Company. Prior to or at the Closing, as applicable pursuant to Section 1.03, the Company shall have delivered the required documents and materials required to be delivered by the Company to Parent pursuant to Section 1.03 hereof.

Section 6.03          Conditions to Obligations of the Company. The obligation of the Company to effect the Transactions is further subject to the satisfaction or, to the extent permitted by Law, the waiver by the Company (in its sole discretion) of each of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of the Parent, Holdco Parent, Holdco and Sub contained in Section 4.02 (Holdco and Sub) and Section 4.03 (Authority; Execution and Delivery; Enforceability) (collectively, the “Parent Fundamental Bring-down Representations”) shall be true and correct in all respects as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specific date. The representations and warranties of Parent, Holdco Parent, Holdco and Sub in this Agreement, other than the Parent Fundamental Bring-down Representations, without giving effect to any qualification as to “material”, “materiality” or “Parent Material Adverse Effect” set forth herein, shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

(b)                                 Performance of Obligations of Parent, Holdco and Sub. Parent, Holdco and Sub shall have performed in all material respects, with all agreements and covenants required to be performed by Parent, Holdco and Sub (as applicable) under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

(c)                                  Delivery of Certain Documents by Parent. Prior to or at the Closing, as applicable pursuant to Section 1.03, Parent shall have delivered the documents and materials required to be delivered by Parent to the Company pursuant to Section 1.03 hereof.

ARTICLE VII

TERMINATION

Section 7.01          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)                                 by mutual written consent of Parent and the Company; or

(b)                                 by either Parent or the Company (upon written notice to the other party) in the following cases:

(i)                                     if the Merger is not consummated on or before February 1, 2014 (the “Outside Date”), provided that, for the avoidance of doubt, the right of the party seeking to terminate this Agreement under this Section 7.01(b)(i) shall not be available to such party if the failure to consummate the Closing by the Outside Date arises out of, or results from, any breach or violation by such party of any representation, warranty, covenant or obligation contained herein; or

(ii)                                  if any Governmental Entity of competent jurisdiction issues a Judgment or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(c)                                  by Parent if the Written Consent of the Stockholders evidencing the Company Stockholder Approval is not executed and delivered to Parent within 48 hours following the execution of this Agreement.

Section 7.02          Effect of Termination.

(a)                                 In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto or its directors, officers, stockholders or Affiliates, except, the provisions of Section 3.19, Section 4.05, the second to last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article IX, which provisions shall survive such termination. For the avoidance of doubt, nothing in this Section 7.02 shall relieve Parent, Holdco Parent, Holdco, Sub, or the Company of any liability (A) pursuant to the sections specified in this Section 7.02(a) that survive such termination or (B) any material and intentional breach by a party of its covenants and agreements under this Agreement that occurred prior to the effective date of such termination. For the purposes of this Agreement, a “material and intentional breach” shall mean a material breach that is a consequence of an act or omission knowingly undertaken by the breaching party with the intent of causing a breach by such party of its covenants and agreements under this Agreement.

(b)                                 Notwithstanding the immediately preceding Section 7.02(a), if this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) and at the time of such termination, (i) all of the conditions set forth in Section 6.01 (except for the condition set forth in Sections 6.01(c) regarding CFIUS Approval), Section 6.02(b) and Section 6.02(c) have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing, including without limitation the certificate referenced in Section 1.03(k)), and (ii) the failure to obtain the CFIUS Approval did not arise out of, or result from, any material and intentional breach or violation by the Company of any representation, warranty, covenant or obligation contained herein, then Parent shall pay to the Company an amount in cash equal to $420,000 (the “Reverse Termination Fee”) by wire transfer of same-day funds within two (2) Business Days following the date of such termination. In the event that the Reverse Termination Fee is payable pursuant to this Section 7.02(b), except for and subject to the right of the Company to specific performance in accordance with Section 9.09, the parties hereby agree and acknowledge the Company’s right to receive payment of the Reverse Termination Fee pursuant to this Section 7.02(b) shall be the sole and exclusive remedy of the Company Equityholders, the Company, and their respective affiliates against Parent, Holdco Parent, Holdco, Sub and any of their respective former, current or future director or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates or assignees (the “Parent Parties”) with respect to this Agreement and the transactions contemplated hereby, including for any breach, Loss or damages arising from or in connection with breaches of this Agreement by Parent, Holdco Parent, Holdco or Sub or otherwise relating to or arising out of this Agreement, the Ancillary Agreements, or the transactions contemplated by such agreements including any Loss or damage suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason, and upon Parent’s payment of the Reverse Termination Fee to the Company, the Parent Parties shall have no further liability or obligation under this Agreement and no person shall have any rights or claims against any of the Parent Parties under this Agreement or any Ancillary Agreement, whether at law or equity, in contract, in tort or otherwise

(c)                                  Each of Parent, Holdco Parent, Holdco, Sub, the Company and Stockholder Representative acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, such parties would not enter into this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01          Indemnification of Parent Indemnitees. Subject to the applicable limitations set forth in this Article VIII, from and after the Closing, Parent and its affiliates (including the Surviving Corporation) and their respective directors, officers, managers, members, shareholders, partners, employees, agents, representatives successors and permitted assigns (collectively, the “Parent Indemnitees”) shall be indemnified and held harmless by the Company Equityholders, (i) on a joint and several basis, from, against and in respect of Losses with respect to Section 8.01(a), Section 8.01(b) and Section 8.01(c) from the Escrow Fund, to the extent that amounts are available in the Escrow Fund to pay such Losses prior to the Release Date, (ii) on a several (based on the relative amount of Base Consideration actually received by each such Company Equityholder) and not joint basis, from, against and in respect of Losses with respect to Section 8.01(a), any breach of, or inaccuracy in Company Fundamental Representations and Section 8.01(c) to the extent that such Losses are in excess of amounts available in the Escrow Fund prior to the Release Date, and (iii) on a several (based on the relative amount of Base Consideration actually received by each such Company Equityholder) and not joint basis, from, against and in respect of Losses with respect to Section 8.01(a), any breach of, or inaccuracy in Company Fundamental Representations and Section 8.01(c) from and after the Release Date until the expiration of an applicable Survival Period pursuant to Section 8.04(a) or the expiration of an applicable Extended Survival Period pursuant to Section 8.04(a) and Section 8.06 in each case of (i), (ii) or (iii), arising out of, based upon, attributable to, or resulting from:

(a)                                 any breach or default in performance by the Company or the Stockholder Representative of any covenant or agreement of the Company or the Stockholder Representative contained in this Agreement to be performed at or prior to Closing;

(b)                                 any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement (other than with respect to the representations and warranties made by the Company in Section 3.10 which are governed by Section 5.08); or

(c)                                  any exercise by a holder of the Company Common Stock or the Company Preferred Stock of such holder’s rights of appraisal under Section 262 in connection with the Merger, including any amount payable to any holder of Appraisal Shares in respect of such shares that is in excess of the applicable Per Share Merger Consideration.

Section 8.02          Indemnification of Seller Indemnitees. Subject to the applicable limitations set forth in this Article VIII, from and after the Closing, the Company Founders (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless, by Parent, Holdco Parent, Holdco and the Surviving Corporation from, against and in respect of all Losses incurred as a result of any of the following:

(a)                                 any breach or default in performance by Parent, Holdco Parent, Holdco or Sub of any covenant or agreement of Parent, Holdco Parent, Holdco or Sub contained in this Agreement; or

(b)                                 any breach of, or inaccuracy in, any representation or warranty made by Parent, Holdco Parent, Holdco or Sub in this Agreement.

Section 8.03          Limitations.

(a)                                 Materiality. For the purposes of Article VIII and Section 5.08, any representation or warranty that is limited or qualified by “material”, “materiality”, “material respects”, “Company Material Adverse Effect”, “Parent Material Adverse Effect” or by any similar term, qualification or limitation based on materiality, the occurrence of a breach or inaccuracy of such representation, warranty, covenant or agreement, as the case may be, and the amount of Losses subject to indemnification hereunder shall be determined as if “material”, “materiality”, “material respects”, “Company Material Adverse Effect” (which shall instead be read as adverse effect or change), “Parent Material Adverse Effect” (which shall instead be read as adverse effect or change) or any similar term, qualification or limitation based on materiality were not contained therein, except for representations set forth in Section 3.07(b) which shall, for the purposes of determining breach thereof and Losses related thereto, retain the Company Material Adverse Effect qualification therein.

(b)                                 Limitations on Indemnification of Parent Indemnitees.

(i)                                     No Parent Indemnitee will be entitled to indemnification under Section 8.01(b) until such time as the aggregate of all claims for Losses that the Parent Indemnitees may have under Section 8.01(b) (other than with respect to those matters described in clauses (A) through (C) below, none of which shall be subject to any Indemnity Threshold limitations) exceeds $350,000 (the “Indemnity Threshold”), and that once the aggregate amount of such Losses exceeds the Indemnity Threshold, then the Parent Indemnitees shall be entitled to recover all such Losses in excess of the Indemnity Threshold (other than the assertion by any Parent Indemnitee for any claim for indemnification with respect to (A) Company Fundamental Representations, (B) Tax matters which (other than as provided in Article VIII and Section 5.08) are governed by Section 5.08, and (C) in the case of fraud).

(ii)                                  In no event will the Company Equityholders be obligated to indemnify any Parent Indemnitee in respect of any claim for indemnification under Section 8.01(b) for amounts in the aggregate in excess of the Escrow Amount (the “Cap”) (other than in the case of fraud or claim for indemnification with respect to Company Fundamental Representations), and no individual Company Equityholder shall be obligated to indemnify any Parent Indemnitee for an aggregate amount greater than the product of the Cap multiplied by the quotient obtained by dividing the Base Consideration actually received by such Company Equityholder by the Base Consideration actually received by all Company Equityholders (other than in the case of fraud or claim for indemnification with respect to Company Fundamental Representations).

(iii)                               Notwithstanding anything to the contrary set forth herein (including, for the avoidance of doubt, Section 5.08), in no event will any Company Equityholder be liable under this Agreement for any Losses in excess of the amount of Base Consideration actually received by such Company Equityholder.

(c)                                  Limitations on Indemnification of Seller Indemnitees.

(i)                                     No Seller Indemnitee will assert any claim for indemnification under Section 8.02(b) until such time as the aggregate of all claims for Losses that the Seller Indemnitees may have under Section 8.02(b) exceeds the Indemnity Threshold, then the Seller Indemnitees shall be entitled to recover all such Losses in excess of the Indemnity Threshold (other than in the case of fraud (which shall not be subject to any Indemnity Threshold limitations)).

(ii)                                  In no event (other than in the case of fraud) will Parent, Holdco and the Surviving Corporation be obligated to indemnify any Seller Indemnitee in respect of any claim for indemnification under Section 8.02(b) for amounts in the aggregate in excess of the amount of 50% of the corresponding Company Founder’s Deferred Payment of such Seller Indemnitee.

Section 8.04          Time Limitations.

(a)                                 The representations and warranties of (i) the Company contained in Article III (the “Company Representations”) and (ii) the Parent, Holdco and Sub contained in Article IV (the “Parent Representations”) shall, in each case, survive the Closing solely for purposes of Article VIII and shall terminate 12 months after the Closing Date; provided, however, that the representations and warranties of the Company contained in Section 3.01 (Organization, Standing and Power), Section 3.02 (Subsidiaries), Section 3.03 (Capital Structure) and Section 3.04 (Authority; Execution and Delivery; Enforceability) and Section 3.19 (Brokers) (collectively the “Company Fundamental Representations”) shall, in each case, survive the Closing until the expiration of the applicable statute of limitations; provided, further, that the representations and warranties of the Company contained in Section 3.10 (Taxes) shall survive until the expiration of the applicable statute of limitations. The indemnification provided in Section 5.08 with respect to Taxes shall survive for the time period provided in Section 5.08(b) and the indemnification for breaches of Tax matters set forth in Section 3.10 (Taxes) shall be governed by Section 5.08 and as expressly provided in this Article VIII with respect to indemnification payments from the Escrow Fund. The covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing, remain in full force and effect in accordance with their terms. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to the Closing shall terminate 12 months after the Closing Date. The period of time that a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.04(a) shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement. No claim for breach of any representation or warranty or failure to perform any covenant, agreement or obligation may be asserted after the expiration of the applicable Survival Period; provided, however, if any party makes a claim, in accordance with Section 8.06, with respect to any specific representation, warranty, covenant or agreement within the applicable Survival Period, and such claim is not fully and finally resolved prior to the end of such Survival Period, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved (the “Extended Survival Period”). It is the express intent of the parties that, if any Survival Period for an item as contemplated by this Section 8.04(a) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.

(b)                                 Escrow Fund.

(i)                                     Each claim for indemnification pursuant to (I) Section 8.01 or Section 8.02 shall be made pursuant to, and in accordance with Section 8.06 or (II) Section 5.08 shall be made pursuant to, and in accordance with those procedures set forth in Section 5.08, in each case, on or prior to expiration of the applicable Survival Periods (and notwithstanding the expiration of such applicable Survival Period, indemnification with respect to a claim brought within such Survival Period shall survive until the expiration of the Extended Survival Period).

(ii)                                  Release of Escrow Fund.

(1)                                 On the twelve month anniversary of the Closing Date (the “Release Date”), Parent and the Stockholder Representative shall cause the Escrow Agent to release from escrow (in accordance with Section 8.04(b)(ii)(2) below and the Escrow Agreement) an amount, if any, by which the amount that the Escrow Fund at such time exceeds the sum of all unresolved claims against the Escrow Fund made pursuant to this Agreement and the Escrow Agreement on or prior to the Release Date (the “Initial Escrow Release Amount”).

(2)                                 Upon the release of the Initial Escrow Release Amount from the Escrow Fund the Escrow Agent shall:

(A)                 distribute to the Company Founders (other than a Company Founder holding Appraisal Shares) an amount equal to the greater of (i) zero and (ii) (a) the Company Founder Escrow Holdback Amount minus (b) all amounts released from the Escrow Fund to the Parent Indemnitees in respect of indemnifiable Losses on or prior to the Release Date minus (c) the aggregate amount of the Escrow Fund held back pending the resolution of all unresolved claims against the Escrow Fund made pursuant to this Agreement and the Escrow Agreement on or prior to the Release Date (the “Company Founder Initial Escrow Release Amount”), which amount shall be paid pro rata to the Company Founders in proportion to their relative Percentage Ownership; and

(B)                 distribute to the Non-Founders (other than a Non-Founder holding Appraisal Shares) an amount equal to the Initial Escrow Release Amount minus the Company Founder Initial Escrow Release Amount, which amount shall be paid pro rata to the Non-Founders in proportion to their relative Percentage Ownership.

(3)                                 Upon the final resolution of each claim against the Escrow Fund made pursuant to this Agreement and the Escrow Agreement on or prior to the Release Date but not resolved on or prior to the Release Date, Parent and the Stockholder Representative shall cause the Escrow Agent to release (in accordance with this Section 8.04(b)(ii)(3) and the Escrow Agreement) an amount (each, a “Subsequent Escrow Release Amount”), if any, equal to the portion of the Escrow Fund held back and not distributed to the Company Equityholders on the Release Date pending the resolution of such claim (with respect to each claim, the “Pending Claim Holdback Amount”) minus any portion of the Pending Claim Holdback Amount paid to the Parent Indemnitees in respect of any indemnifiable Losses related to such claim. The Escrow Agent shall distribute each Subsequent Escrow Release Amount to the Company Equityholders (other than Company Equityholders holding Appraisal Shares) in appropriate individual amounts such that, after taking into account such distribution, the Initial Escrow Release Amount and each preceding Subsequent Escrow Release Amount, each Company Equityholder shall have received from the Escrow Fund an aggregate amount equal to the amount such Company Equityholder would have received had such distribution and each preceding Subsequent Escrow Release Amount been included in the Initial Escrow Release Amount and distributed to the Company Equityholders in accordance with Section 8.04(b)(ii)(2).

(4)                                 Notwithstanding the foregoing, Parent and Stockholder Representative may jointly instruct the Paying Agent or another paying agent jointly selected by Parent and Stockholder Representative to distribute the Initial Escrow Release Amount and each Subsequent Escrow Release Amount to the Company Equityholders in accordance with Section 8.04(b)(ii).

(5)                                 For the avoidance of doubt, none of the Parent Companies shall be liable in any manner or in any amount in connection with the allocation and distribution of the Initial Escrow Release Amount and any Subsequent Escrow Release Amount.

Section 8.05          Limitation on Remedies. Except as otherwise expressly provided in this Agreement, from and after the Closing, the sole and exclusive remedy of each Parent Indemnitee and Seller Indemnitee as against any Indemnifying Party, with respect to all claims of any nature whatsoever relating to the Transactions or the subject matter of this Agreement, including any breach of any representation, warranty, covenant or agreement contained in this Agreement, shall be pursuant to and limited by the indemnification provisions set forth in Section 5.08 and this Article VIII, except (i) for the remedies of injunctive relief or specific performance set forth herein or in the Company Documents; (ii) in the event of fraud or intentional misconduct or misrepresentation as to which such parties shall have all remedies available at Law or in equity, (iii) with respect to the covenants that by their respective terms anticipate performance following the Closing Date and (iv) as otherwise expressly provided in any ancillary agreements entered into in connection with the Transactions.

Section 8.06          Procedures.

(a)                                 With respect to Tax matters, to the extent there is a conflict between this Section 8.06 and Section 5.08, Section 5.08 will control.

(b)                                 Promptly after the receipt by any person entitled to indemnification pursuant to this Article VIII (the “Indemnified Party”) of notice of the assertion of or the commencement of any Legal Proceeding against such Indemnified Party by a third party (any such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article VIII (the “Indemnifying Party”), give such Indemnifying Party written notice that (i) describes such claim in reasonable detail (including the facts underlying each particular claim) to the extent actually known by the Indemnified Party, (ii) attaches copies of any material written evidence upon which such claim is based (provided that to the extent such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available), (iii) sets forth the estimated amount of liability for which the Indemnifying Party may be liable (A) to the extent known by the Parent Indemnitee or (B) to the extent unknown, as otherwise reasonably determined in good faith by Parent and Parent shall provide supporting documentation of such determination to the Stockholder Representative and (iv) sets forth the basis for such claim. In the event of a claim by a Parent Indemnitee such notice shall be provided to the Stockholder Representative. The failure by an Indemnified Party to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except to the extent, if any, that such failure materially and actually prejudices such Indemnifying Party and then only to the extent of such prejudice.

(c)                                  Such Indemnifying Party shall have 30 days after the receipt of such notice (or sooner if the nature of the Third Party Claim so requires) to elect to control the defense, compromise or settlement of such Third Party Claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in (though not control, and subject to all privileges) the defense by the Indemnifying Party of any Third Party Claim with its own separate co-counsel at its sole cost and expense; provided, however, that such expenses shall be Losses for which such Indemnified Party may seek indemnification hereunder if and to the extent that (i) the named parties to any such action (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party and such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party and (ii) the Indemnified Party is entitled to indemnification for such Third Party Claim hereunder (subject to the applicable limitations on indemnification set forth in this Article VIII), or if available to such Indemnifying Party the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the applicable Indemnified Party, which consent will not be unreasonably withheld or delayed, unless such settlement involves solely the payment of money (and does not result in any financial or other obligation of the Indemnified Party) and includes a complete and unconditional release of the Indemnified Party in respect of all indemnifiable Losses resulting therefrom. The settlement of any Third Party Claim shall not be determinative of the amount of Losses for which an Indemnified Party may be entitled to indemnification hereunder unless the Indemnifying Party has provided prior written consent to the settlement of such Third Party Claim.

(d)                                 In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of a Third Party Claim within the time frame specified in Section 8.06(c), the Indemnified Party shall have the right to control the defense or settlement of such Third Party Claim (but shall not have waived any rights to indemnification therefor hereunder) with counsel of its choosing at its own expense; provided, however, that such expenses shall be Losses for which the Indemnified Party may seek indemnification hereunder if and to the extent that the Indemnified Party shall be entitled to indemnification for such Third Party Claim hereunder (subject to the applicable limitations on indemnification set forth in this Article VIII). If the Indemnified Party assumes the defense of a Third Party Claim, the Indemnified Party shall not consent to the entry of any judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall be entitled (at the Indemnifying Party’s expense) to participate in (but not control and subject to privileges) the defense of any Third Party Claim with its own counsel in the case that it has not elected to undertake the defense thereof pursuant to Section 8.06(c).

(e)                                  In their defense, compromise or settlement of any Third Party Claim, the parties shall reasonably cooperate with each other. Such cooperation shall include the retention and the provision of reasonable access to the books, records and assets which evidence or support such Third Party Claim or the act, omission or occurrence giving rise to such Third Party Claim and the right, upon prior notice, to interview any employee, agent or other Representative related thereto.

(f)                                   Any indemnifiable claim hereunder that is not a Third Party Claim (a “Claim”) shall be asserted by the Indemnified Party by promptly delivering notice thereof to the Indemnifying Party (provided that any delay in providing such notice shall not relieve the Indemnifying Party of any indemnification responsibility under this Article VIII except to the extent, if any, that such delay materially prejudices the ability of the Indemnifying Party to limit its Losses) that (i) describes such claim in reasonable detail (including the facts underlying each particular claim) to the extent actually known by the Indemnified Party; (ii) attaches copies of any material written evidence upon which such claim is based (provided that to the extent such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available), (iii) sets forth the estimated amount of liability for which the Indemnifying Party may be liable to the extent known by the Indemnified Party and (iv) sets forth the basis for such claim. Thereafter, the Indemnified Party shall give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such Claim or the act, omission or occurrence giving rise to such Claim and the right, upon prior notice, to interview any employee, agent or other Representative of the Indemnified Party related thereto.

(g)                                  If the Indemnifying Party notifies the Indemnified Party in writing that it does not dispute a Claim (including a Third Party Claim) described in the notice set forth in Section 8.06(b) or Section 8.06(f), as applicable, or fails to notify the Indemnified Party in writing within 30 days following receipt of such notice that it disputes such Claim (including a Third Party Claim) described in such notice, the Losses identified in such notice will be conclusively deemed a Loss of the Indemnified Party under Section 8.01 or Section 8.02, as applicable, and the Indemnifying Party shall promptly pay or have the Escrow Agent pay, pursuant to this Agreement and the Escrow Agreement the Indemnified Party in immediately available funds to an account or accounts designated by the Indemnified Party the amount of such Loss. If the Indemnifying Party has timely disputed its liability with respect to such claim or the estimated amount of such Losses pursuant to this Section 8.06(g), the parties shall attempt to amicably resolve such dispute; provided that if, for any reason, such dispute has not been resolved within 15 days after receipt by the Indemnified Party of notice of such dispute, then such dispute shall be resolved by final and binding arbitration in the manner provided by Section 9.10 below.

(h)                                 After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, in each case with respect to an indemnifiable claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall promptly pay or have the Escrow Agent pay, as applicable, all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Party.

(i)                                     Determination of Loss Amount. The amount of any Losses subject to indemnification under Article VIII shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment received by such Parent Indemnitee from any third party with respect thereto.

(j)                                    Notwithstanding anything to the contrary in this Agreement, in no event will any Company Equityholder have any obligation to indemnify any Parent Indemnitee pursuant to this Article VIII or Section 5.08 for any Losses related to or arising from either the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward, Tax credit carry-forward or similar item) of the Company, or the ability of Parent or any of its affiliates (including the Surviving Corporation after the Closing) to utilize any such Tax asset or attribute after the Closing.

(k)                                 Adjustment to Merger Consideration. Unless otherwise required by Law, any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the consideration for the Merger for Tax purposes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Parent, Holdco Parent, Holdco or Sub, to:

AutoNavi Holdings Limited

16/F, Section A, Focus Square

No. 6, Futong East Avenue, Wangjing

Chaoyang District, Beijing 100102

the People’s Republic of China

Fax: +8610-8410-7777

Email: catherine.zhang@autonavi.com

Attention: Ms. Catherine Qin Zhang

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Fax: +852-3740-4727

Email: julie.gao@skadden.com / daniel.dusek@skadden.com

Attention: Z. Julie Gao, Esq. / Daniel Dusek, Esq.

(b)                                 if to the Company, to:

Alohar Mobile Inc.

1032 Elwell Court, Suite 111

Palo Alto, CA 94303

Email: sam@alohar.com

Attention: Sam Song Liang

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road,

Palo Alto, CA 94304

Fax: +1-650-493-6811

Email: ytaku@wsgr.com

Attention: Yoichiro Taku

(c)                                  if to the Stockholder Representative, to:

Jun Ye

785 Northampton Drive

Palo Alto, CA 94303

Section 9.02          Definitions. For the purposes of this Agreement:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Bound Parties” means the persons set forth on Annex (2) of this Agreement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Contract” means any agreement, arrangement, contract, instrument, note, bond, mortgage, indenture, deed of trust, license, obligation, promise, undertaking or other commitment (whether written or oral).

“Company Common Stock” shall have the meaning set forth in the recitals.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent in connection with the execution and delivery by the parties of this Agreement. The Company Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III and Article V. Each item disclosed in the Company Disclosure Letter shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in the Company Disclosure Letter relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in the Company Disclosure Letter or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section of this Agreement.

“Company Equityholders” means the holders of the Company Common Stock, the Company Preferred Stock (if any) and Options immediately prior to the Effective Time.

“Company Material Adverse Effect” means any event, circumstance, development, condition, occurrence, state of facts, change or effect that, individually or in the aggregate with any other event, circumstance, development, condition, occurrence, state of facts, change or effect, has had or would reasonably be expected to have (i) a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company, taken as a whole, or (ii) a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions, other than in the case of clause (i), any event, circumstance, development, condition, occurrence, state of facts, change or effect resulting from: (1) any change in the United States or foreign economies or securities or financial markets in general; (2) any change that affects any industry in which the Company operates; (3) any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (4) any changes in applicable Laws or accounting rules; (5) the failure of the Company to meet internal projections (except that any event, circumstance, development, condition, occurrence, state of facts, change or effect that may be the cause of such failure shall be taken into account in determining whether a Company Material Adverse Effect has occurred); (6) compliance with the terms of, or taking any action required by, this Agreement, including without limitation the negative covenants of Section 5.01; or (7) any effect resulting from a public announcement or pendency of this Agreement except, in the cases of clauses (1) — (4), if such changes disproportionately affect (in a manner that is adverse to) the Company as compared to other similarly situated entities engaged in the industries in which the Company operates.

“Company Preferred Stock” shall have the meaning set forth in the recitals.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, decree, demand or notice (written or oral) or requirement by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.

“GAAP” means generally accepted accounting principles in the United States as in effect hereof.

“Indebtedness” means, of any person, without duplication, including all accrued and unpaid interest thereon, premiums and penalties (such as breakage costs and prepayment or early termination penalties) or other amounts owing in respect of: (A) the principal of (1) indebtedness for borrowed money and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (B) all obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, including any deferred acquisition purchase price (but excluding trade accounts payable arising in the ordinary course of business consistent with past practice); (C) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon; (D) all obligations under a lease that are required to be capitalized for financial reporting purposes under GAAP (with the amount of Indebtedness in respect of any such lease being the capitalized amount thereof that would appear on a balance sheet prepared in accordance with GAAP); (E) all obligations of the type referred to in clauses (A) through (D) above of other persons for which the Company has guarantees of such obligations or other arrangements having the effect of a guarantee and (F) all obligations of the type referred to in clauses (A) through (D) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person).

“knowledge” means, with respect to the Company, the actual knowledge of the persons set forth on Section 9.02 of the Company Disclosure Letter.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings, claim, arbitration, investigation or litigation, whether civil or criminal, at Law or in equity (public or private), or audit or investigation brought, by or before a Governmental Entity.

“Liability” means any Indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability or otherwise) and including all costs and expenses relating thereto.

“Losses” shall mean, whether or not resulting from third party claims, all costs, damages, disbursements, obligations, penalties, Liabilities, payments, assessments, judgments, losses (including consequential damages), injunctions, orders, decrees, rulings, dues, fines, fees, settlements, deficiencies, awards (including interest, penalty, investigation, reasonable legal, accounting or other professional fees, and other reasonable costs or expenses incurred in the investigation, collection, prosecution and defense of any Legal Proceeding and amounts paid in settlement or compromise) imposed upon or incurred, sustained or suffered or paid by an Indemnified Party; provided, however, that “Losses” shall exclude special or punitive damages except in the case of a party’s obligation to indemnify an Indemnified Party for amounts paid to a Third Party where any of the foregoing exclusions from “Losses” are awarded pursuant to a Third Party Claim (or settlement thereof) that is subject to indemnification hereunder.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

“Option Plan” means the Company’s 2010 Equity Incentive Plan.

“Options” means stock options granted pursuant to the Option Plan.

“Permits” means permits, franchises, authorizations, licenses, certifications, registrations, consents, orders, clearances, variances, exemptions, waivers and similar authorizations, certificates of occupancy, easements and rights of way, including proofs of dedication or other approvals issued or granted by any Governmental Entity.

“Permitted Liens” means (i) statutory or common law liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate proceedings, (ii) applicable zoning restrictions, (iii) the terms of any lease or license with respect to the property leased or licensed thereby, (iv) recorded easements, rights or restrictions on the use of real property that do not materially impair the use of such property, (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security programs, (vi) Liens in favor of carriers, warehousemen, mechanics and materialmen, Liens to secure claims for labor, materials or supplies and other like Liens incurred in the ordinary course of business for amounts not yet due and payable or for amounts being contested in good faith by appropriate proceedings, (vii) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the ordinary course of business, (viii) restrictions on transfer of securities imposed by applicable securities Laws and (ix) liens created under or in connection with this Agreement.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity.

“Representatives” means, with respect to any person, (a) it, (b) its respective subsidiaries and affiliates and (c) its, and its respective subsidiaries’ and affiliates’, respective officers, directors, employees, shareholders, partners, controlling persons, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.

“Restrictive Covenant” shall mean any restrictive covenant obligation (including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation).

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, a majority of the equity interests of which), is owned directly or indirectly by such first person.

Section 9.03          Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. All Exhibits and schedules annexed hereto or referred to herein and the Company Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to “dollars”, “U.S. dollars” or “$” shall be deemed to be references to the lawful money of the United States. All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect (whether or not covering an identical or a related subject matter).

Section 9.04          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.05          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.06          Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Documents and the Parent-Sub Documents, together with the Confidentiality Agreement, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) except for and to the extent of the rights conferred in (a) Section 5.05 (Indemnification for Company Directors and Officers) and (b) Section 5.08 and Article VIII, which will inure to the benefit of the Parent Indemnitees and Seller Indemnitees, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time, the provisions of Section 2.01(c), Section 2.01(d), Section 2.04 and Section 2.05(a) shall be enforceable by persons that immediately prior to the Effective Time held shares of the Company Common Stock or Options as applicable and only to the extent enforceable by the Stockholder Representative.

Section 9.07          Governing Law. Subject to Section 9.10(c), this Agreement, and any claims arising under or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the conflicts of laws principles and rules there thereof that might otherwise require the application of the laws of another jurisdiction except to the extent the Laws of the State of Delaware are mandatorily applicable to the Merger.

Section 9.08          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09          Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon a party hereto, and the exercise by such a party of any one remedy will not preclude the exercise of any other remedy. Each of the Company, Parent, Holdco Parent, Holdco and Sub agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any such party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that from and after (a) the Closing, each of the Company, Parent, Holdco Parent, Holdco and Sub shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity and (b) the valid termination of this Agreement pursuant to Section 7.01 each of the Company, Parent, Holdco Parent, Holdco and Sub shall be entitled to an injunction or injunctions, specific performance and other equitable relief to enforce specifically the terms of Article VII of this Agreement. The Company acknowledges and agrees that, prior to the Closing, Parent, Holdco Parent, Holdco or Sub shall be entitled to seek an injunction or injunctions, specific performance or any other equitable relief to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement.

Section 9.10                             Jurisdiction; Arbitration; Consent to Service of Process. Subject to Sections 5.08 and 8.06(g) above, any dispute, controversy or claim arising out of or relating to, this Agreement, its interpretation, validity, performance, enforceability, breach or termination, including but not limited to questions of the Tribunal’s jurisdiction or to the existence, scope or validity of this arbitration agreement (“Dispute”) shall be resolved by final and binding arbitration administered by the Court of Arbitration of the International Chamber of Commerce (“ICC Court”) in accordance with its Rules of Arbitration (“Rules”) then in effect, except as modified herein:

(a)                                 The arbitration shall be conducted by three (3) arbitrators (the “Tribunal”), of whom the claimant, or claimants collectively, shall nominate one and the respondent, or respondents collectively, shall nominate another, in the manner provided in the Rules. The two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the president of the tribunal, within fifteen (15) days of the confirmation of the appointment of the second party-nominated arbitrator. Any arbitrator not timely nominated hereunder shall, upon the application of any party to the arbitration, be appointed by the ICC Court.

(b)                                 The arbitration shall be held, and the award shall be rendered, in Los Angeles, California, in the English language.

(c)                                  The arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code.

(d)                                 The Tribunal shall issue a reasoned written award, including written findings of fact and conclusions of law regarding the Dispute. The award shall be final, binding and conclusive upon the Parties and judgment thereon may be entered in any court of competent jurisdiction.

(e)                                  By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such action: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of the State of California or the Federal Courts of the United States of America located within the County of Los Angeles, State of California (“California Courts”); (ii) each party irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, any right of objection to jurisdiction on account of its place of incorporation or domicile, or any objection on the basis of lack of personal jurisdiction, which it may now or hereafter have to the bringing of any such action or proceeding in any California Court; (iii) each party irrevocably consents to service of process in the manner provided by Section 9.01 above; and (iv) EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(f)                                   Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law, is required to protect or pursue a legal right.

(g)                                  The Tribunal shall have the power to award attorney’s fees, costs and related expenses to such extent and to such Parties as it sees fit.

Section 9.11                             Company Acknowledgements. The Company acknowledges and agrees that the representations and warranties set forth in Article IV and in the Parent-Sub Documents constitute the sole and exclusive representations and warranties of the Parent, Holdco and Sub to the Company in connection with the Transactions, and there are no other representations, warranties, covenants, understandings or agreements, oral or written, in relation thereto between the parties other than those set forth therein.

Section 9.12                             Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any provision of this Agreement or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

Section 9.13                             Counterparts. This Agreement may be executed by the parties in two or more counterparts which may be delivered by facsimile or .pdf. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Holdco Parent, Holdco, Sub, the Company and the Stockholder Representative have duly executed this Agreement, all as of the date first written above.

ALOHAR MOBILE INC.

by:	/s/ Sam Song Liang
Name:	Sam Song Liang
Title:	President and Chief Executive Officer

Solely in his capacity as Stockholder
Representative:

JUN YE

/s/ Jun Ye

[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Holdco Parent, Holdco, Sub, the Company and the Stockholder Representative have duly executed this Agreement, all as of the date first written above.

AUTONAVI HOLDINGS LTD.

by:	/s/ Congwu Cheng
Name:	Congwu Cheng
Title:	Chief Executive Officer

AUTONAVI INVESTMENT LTD.

by:	/s/ Congwu Cheng
Name:	Congwu Cheng
Title:	Director

AUTONAVI (USA) COMPANY

by:	/s/ Catherine Qin Zhang
Name:	Catherine Qin Zhang
Title:	Director

AUTONAVI ACQUISITION SUB COMPANY

by:	/s/ Catherine Zhang
Name:	Catherine Zhang
Title:	Director

[Signature page to Agreement and Plan of Merger]